UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to 240.14a-12

HILTON WORLDWIDE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT Hilton Worldwide

March 25, 2015

Dear Stockholders:

Please join us for Hilton Worldwide Holdings Inc.’s Annual Meeting of Stockholders on Wednesday, May 6, 2015, at 10:00 a.m., Eastern time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102.

In accordance with the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 12, 2015 a Notice of Internet Availability of Proxy Materials on or about March 25, 2015. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting. Voting online, by telephone or by returning your proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Thank you for your continued support of Hilton Worldwide Holdings Inc.

Sincerely,

Jonathan D. Gray		Christopher J. Nassetta
Chairman of the Board of Directors		President and Chief Executive Officer

Hilton Worldwide PROXY STATEMENT

HILTON WORLDWIDE HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Eastern time, on May 6, 2015

PLACE	The Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102

ITEMS OF BUSINESS	1.	To elect the director nominees listed in the Proxy Statement.
	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
	3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
	4.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 12, 2015.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the following page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Kristin A. Campbell
Executive Vice President and General Counsel

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 25, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2015: This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Annual Report are available free of charge on the Investors section of our website (www.hiltonworldwide.com). In addition, you may access the Proxy Statement and Annual Report free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

PROXY STATEMENT Hilton Worldwide

PROXY VOTING METHODS

If at the close of business on March 12, 2015, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 3 of the Proxy Statement.

If you are a stockholder of record or hold shares through a broker, bank or other nominee and are voting by proxy, your vote must be received by 11:59 p.m., Eastern time, on May 5, 2015 to be counted.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

Hilton Worldwide PROXY STATEMENT

PROXY STATEMENT Hilton Worldwide

HILTON WORLDWIDE HOLDINGS INC.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

Telephone: (703) 883-1000

PROXY STATEMENT

Annual Meeting of Stockholders

May 6, 2015

GENERAL INFORMATION

Why am I being provided with these materials?

We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on May 6, 2015 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person. Except where the context requires otherwise, references to the “Company,” “Hilton Worldwide,” “we,” “us” and “our” refer to Hilton Worldwide Holdings Inc.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on March 12, 2015 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 987,445,644 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

Hilton Worldwide PROXY STATEMENT	1

How many votes are required to approve each proposal?

With respect to the election of the director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Notwithstanding the foregoing, our Corporate Governance Guidelines set forth our procedures if a director nominee, other than a person nominated or designated pursuant to the stockholders’ agreement between the Company and Blackstone (as defined below), is nominated in an uncontested election but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after the certification of the election results.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

As of March 12, 2015, affiliates of The Blackstone Group L.P. (collectively, “Blackstone” or our “Sponsor”) beneficially owned and had the right to vote 544,632,363 of the outstanding shares of our common stock (representing 55.2% of the voting power) and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 and for the approval of the compensation paid to the named executive officers. As a result, we are assured a quorum at the Annual Meeting, the election of the director nominees listed herein, the ratification of the appointment of Ernst & Young LLP and the approval of executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). For each of Proposal Nos. 2 and 3, abstentions are not considered votes cast and will not affect the outcome of these proposals. For Proposal No. 3, broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet — If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.

•	By Telephone — If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.

•	By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

2	PROXY STATEMENT Hilton Worldwide

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 5, 2015, for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record must be received no later than May 5, 2015.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice of Internet Availability or proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 5, 2015;
•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 5, 2015;
•	submitting a properly signed proxy card with a later date that is received no later than May 5, 2015; or
•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice of Internet Availability or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Worldwide Holdings Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Hilton Worldwide PROXY STATEMENT	3

Proposal No. 1 — Election Of Directors

Our Board of Directors has considered and nominated the following nominees for a one-year term expiring at the 2016 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified: Christopher J. Nassetta, Jonathan D. Gray, Michael S. Chae, Tyler S. Henritze, Judith A. McHale, John G. Schreiber, Elizabeth A. Smith, Douglas M. Steenland and William J. Stein. Action will be taken at the Annual Meeting for the election of these nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement, as filed with the Securities and Exchange Commission (“SEC”), intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2015

The following information describes the offices held, other business directorships and the term of each director nominee as of February 28, 2015. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Christopher J. Nassetta

Christopher J. Nassetta, 52, joined Hilton Worldwide as President and Chief Executive Officer in December 2007 and has served as a director of Hilton Worldwide since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia and is Vice Chairman of the Corporate Fund for The John F. Kennedy Center for the Performing Arts. He is on the boards of the International Youth Foundation and the Wolf Trap Foundation for the Performing Arts. He is also a member of the board of directors, nominating and corporate governance committee and compensation committee of CoStar Group, Inc. He is also a member and a past Chairman of The Real Estate Roundtable, a Vice Chairman and Executive Committee member of the World Travel & Tourism Council, a member of the Economic Club of Washington, a member of Federal City Council, a member of the Steering Committee of Partners for a New Beginning, and has served in various positions at the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.

Jonathan D. Gray

Jonathan D. Gray, 45, is Chairman of our Board and has served as a director of Hilton Worldwide since 2007. Mr. Gray has served as Blackstone’s global head of real estate since January 2012 and a member of the board of directors of Blackstone since February 2012. He also sits on Blackstone’s management and executive committees. Prior to being named global head of real estate at Blackstone, Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Since joining Blackstone in 1992, Mr. Gray has helped build the largest private equity real estate platform in the world with over $80 billion in investor capital under management as of December 31, 2014. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He currently serves as a board member of Brixmor Property Group Inc., Nevada Property 1 LLC, where he serves on the audit committee, and Trinity School and is Chairman of the Board of Harlem Village Academies. He previously served as a board member of La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, recently established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers.

Michael S. Chae

Michael S. Chae, 46, has served as a director of Hilton Worldwide since 2007. Mr. Chae has been a senior managing director of Blackstone since January 2005 and serves as head of international private equity at Blackstone. Since joining Blackstone, Mr. Chae has been involved in numerous private equity investments for Blackstone globally. Before joining Blackstone, he worked at The Carlyle Group, L.P. and prior to that, with Dillon, Read & Co. He serves as a member of the Board of Trustees of the Lawrenceville School. Mr. Chae graduated from Harvard College, and received an M.Phil. from Cambridge University and a J.D. from Yale Law School.

Tyler S. Henritze

Tyler S. Henritze, 34, has served as a director of Hilton Worldwide since 2013. Mr. Henritze has been a senior managing director in the real estate group at Blackstone since January 2013 and is currently the Co-head of US Acquisitions. Prior to being named a senior managing director at Blackstone, Mr. Henritze served as a managing director from January 2011 to December 2012 and as principal from January 2009 to December 2010. Since joining Blackstone in 2004, Mr. Henritze has been involved in over $50 billion of real estate investments across all property types. He played a key role in acquisitions including The Cosmopolitan of Las Vegas, Motel 6, Duke Realty Office Portfolio, Valad Property Group, Extended Stay Hotels, Equity Office Properties Trust, CarrAmerica Realty, La Quinta and Wyndham International. Before joining Blackstone, Mr. Henritze worked at Merrill Lynch in the real estate investment banking group and was involved in a variety of debt, equity and M&A transactions. He currently serves as a director of Nevada Property 1 LLC, where he serves on the audit committee. Mr. Henritze received a B.S. in Commerce from The McIntire School at the University of Virginia, where he graduated with distinction. He is a member of the IREFAC Council of the American Hotel and Lodging Association and is active with City Year NY, serving on its investment community board.

4	PROXY STATEMENT Hilton Worldwide

Judith A. McHale

Judith A. McHale, 68, has served as a director of Hilton Worldwide since 2013. Ms. McHale has served as President and Chief Executive Officer of Cane Investments, LLC since August 2011. From May 2009 to July 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to March 2009, Ms. McHale served as a Managing Partner in the formation of GEF/ Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation and SeaWorld Entertainment, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.

John G. Schreiber

John G. Schreiber, 68, has served as a director of Hilton Worldwide since 2007. Mr. Schreiber has served as the President of Centaur Capital Partners since April 1991 and a Partner and Co-Founder of Blackstone Real Estate Advisors (BREA) since October 1992. As Co-Chairman of the BREA Investment Committee, Mr. Schreiber has overseen all Blackstone real estate investments since 1992. During the past 22 years, Blackstone has invested over $50 billion of equity in a wide variety of real estate transactions. Previously, Mr. Schreiber served as Chairman and CEO of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. During his twenty-year career at JMB, Mr. Schreiber was responsible for over $10 billion of firm and client real estate investments and had overall responsibility for the firm’s shopping center development activities. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust and General Growth Properties and he currently serves on the board of JMB Realty Corp., Brixmor Property Group Inc. and Blackstone Mortgage Trust Inc. and is a director/trustee of the mutual funds managed by T. Rowe Price Associates and a Trustee of Loyola University of Chicago. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School.

Elizabeth A. Smith

Elizabeth A. Smith, 51, has served as a director of Hilton Worldwide since 2013. Ms. Smith has served as Chairman of the Board of Directors of Bloomin’ Brands, Inc. since January 2012 and has served as its Chief Executive Officer and a Director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. and from November 2004 to December 2008, served as a director of Carter’s, Inc. Ms. Smith served as a member of the board of directors and audit committee member of Staples, Inc. from September 2008 to June 2014. Ms. Smith holds a bachelor’s degree, Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.

Douglas M. Steenland

Douglas M. Steenland, 63, has served as a director of Hilton Worldwide since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland was Chief Executive Officer of Northwest Airlines at the time it filed for Chapter 11 bankruptcy in 2005 following a period of rising fuel prices and other challenges and oversaw its emergence from bankruptcy in 2007. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of American International Group, Inc., where he serves on the finance and risk management committee and the regulatory, compliance and public policy committee; and Travelport Worldwide Limited, where he serves on the nominating and corporate governance committee. In the past five years, Mr. Steenland has also served as a director of Delta Air Lines, Inc., Northwest Airlines Corporation and Digital River, Inc. Mr. Steenland received a B.A. from Calvin College and is a graduate from The George Washington University Law School.

William J. Stein

William J. Stein, 52, has served as a director of Hilton Worldwide since 2007. Mr. Stein has been a senior managing director of Blackstone since January 2006 and serves as global head of asset management in Blackstone’s real estate group. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate assets. Mr. Stein also serves as a director of Brixmor Property Group Inc., Nevada Property 1 LLC, where he serves on the audit committee, and as of March 10, 2015, Extended Stay America, Inc., where he serves on the nominating and corporate governance committee. He previously served as a board member of La Quinta Holdings Inc. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein received a B.B.A. from the University of Michigan and an M.B.A. from the University of Chicago.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Hilton Worldwide PROXY STATEMENT	5

THE BOARD OF DIRECTORS AND

CERTAIN GOVERNANCE MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Prior to our initial public offering in December 2013 (the “IPO”), Blackstone and other pre-IPO investors owned 100% of our Company. Because Blackstone still owns 55.2% of our Company, we are a “controlled company” within the meaning of the NYSE corporate governance standards and utilize the exemptions from certain corporate governance standards, including the requirement that a majority of our board of directors consist of independent directors and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors. However, since the IPO we have had a fully independent Audit Committee and independent director representation on each of our Compensation Committee and our Nominating and Corporate Governance Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	Blackstone has advised us that, when it ceases to own a majority of our common stock, it will ensure that its employees will no longer constitute a majority of our Board;

•	our Board is not classified and each of our directors is subject to re-election annually;

•	under our by-laws and our Corporate Governance Guidelines, directors (other than directors designated pursuant to our stockholders agreement) who fail to receive a majority of the votes cast in uncontested elections are required to submit their resignation to our Board of Directors;

•	our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	we do not have a stockholder rights plan, and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone has the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of our capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed five directors (Messrs. Gray, Chae, Henritze, Schreiber and Stein) to our Board of Directors. The provisions of the stockholders’ agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board, unless Blackstone requests that they terminate at an earlier date. See “Transactions with Related Persons — Stockholders’ Agreement.”

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has affirmatively determined that each of Ms. McHale, Ms. Smith and Mr. Steenland is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. McHale, Ms. Smith and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

6	PROXY STATEMENT Hilton Worldwide

BOARD STRUCTURE

Our Board of Directors is led by Mr. Gray, our Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Gray serves as Chairman, while Mr. Nassetta serves as our Chief Executive Officer and President.

CONTROLLED COMPANY EXCEPTION

Affiliates of Blackstone beneficially own more than 50% of our common stock and voting power. As a result, (x) under the terms of the Stockholders Agreement, affiliates of Blackstone are entitled to nominate at least five of the nine members of our Board of Directors (see “Transactions with Related Persons — Stockholders’ Agreement”) and (y) we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect to utilize exemptions from certain corporate governance standards, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement to have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently utilizing these exemptions and expect to continue to do so for so long as we remain a “controlled company.” In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

BOARD COMMITTEES AND MEETINGS

The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Christopher J. Nassetta

Jonathan D. Gray

Michael S. Chae

Tyler S. Henritze

Judith A. McHale	X	X

John G. Schreiber		Chair

Elizabeth A. Smith	X		X

Douglas M. Steenland	Chair		X

William J. Stein		X	Chair

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2014, the Board held five meetings, the Audit Committee held six meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held three meetings. In 2014, all of our directors attended 100% of the meetings of the Board and committees during which he or she served as a member of the Board or such committee.

Hilton Worldwide PROXY STATEMENT	7

COMMITTEE MEMBERSHIP

AUDIT COMMITTEE

All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee Charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Steenland qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	the adequacy and integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our consolidated financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	review of related party transactions; and

•	compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public filings in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.

COMPENSATION COMMITTEE

Ms. McHale has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors. The other members of the Compensation Committee, Messrs. Schreiber and Stein, have not been affirmatively determined by our Board of Directors to be independent.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long term success of the Company;

•	oversight of the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;

•	oversight of the objectives and compensation of our other executives and non-management directors;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable; and

•	the issuance of a report on executive compensation for inclusion in our annual proxy statement and annual report.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

8	PROXY STATEMENT Hilton Worldwide

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in May 2012, the Compensation Committee engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant.

All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest for services performed during 2014 and determined that it did not.

As requested by the Compensation Committee, in 2014, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Each of Ms. Smith and Mr. Steenland is a member of the Nominating and Corporate Governance Committee who has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The other member of the Nominating and Corporate Governance Committee, Mr. Stein, has not been affirmatively determined by our Board of Directors to be independent.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	advise the Board concerning the appropriate composition and qualifications of the Board and its committees;

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the Board to serve on the various committees;

•	develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them; and

•	oversee the evaluation of the Board, the Board’s committees and management.

OVERSIGHT OF RISK MANAGEMENT

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the committees regularly reports to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.

EXECUTIVE SESSIONS

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Hilton Worldwide PROXY STATEMENT	9

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.hiltonworldwide.com. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

CODE OF CONDUCT

We maintain a Code of Conduct that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

The Code of Conduct may be found on our website at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company and has previously consulted with the firm of Spencer Stuart regarding board member recruiting. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Each of Messrs. Gray, Chae, Henritze, Schreiber and Stein were recommended by Blackstone as director nominees pursuant to the stockholders’ agreement described below under “Transactions with Related Persons.” Each of Mses. McHale and Smith were recommended by Blackstone and our management, with consultation from a third party search firm. Mr. Steenland, who has served on our Board since 2009, was recommended by Blackstone with consultation from management.

10	PROXY STATEMENT Hilton Worldwide

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics:

•	Mr. Nassetta — we considered his experience as an executive in the hospitality industry, his extensive financial background and experience with real estate investments. Furthermore, we also considered how his additional role as our President and Chief Executive Officer would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

•	Mr. Gray — we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate and hospitality industry, his experience in working with the management of various other companies owned by Blackstone’s funds, his experience with real estate investing and his extensive financial background.

•	Mr. Chae — we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, his experience in working with the management of various other companies owned by Blackstone’s funds and his extensive financial background.

•	Mr. Henritze — we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, his experience in working with the management of various other companies owned by Blackstone’s funds, his experience with real estate investing and his extensive financial background.

•	Ms. McHale — we considered her extensive business and management expertise, including her experience as a chief executive officer and director of several public companies, as well as her prior service as a high-ranking official in the U.S. Department of State.

•	Mr. Schreiber — we considered his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, his experience in working with the management of various other companies owned by Blackstone’s funds, his experience with real estate investing and his extensive financial background.

•	Ms. Smith — we considered her deep experience in strategy, brands, marketing and sales, as well as significant experience in corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

•	Mr. Steenland — we considered his experience in managing large, complex, international institutions generally and his experience as a member of global public company boards and an executive in the travel and hospitality industries in particular.

•	Mr. Stein — we considered his tenure with Blackstone involving the direct asset management and asset management oversight of Blackstone’s global real estate assets, his extensive financial background and experience as an asset manager focusing on real estate and hospitality investments.

This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All recommendations for nomination received by the Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2016 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary of the Company, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party.

Hilton Worldwide PROXY STATEMENT	11

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. Our employee directors and directors affiliated with Blackstone receive no additional compensation for serving on the Board of Directors or committees thereof. Each non-employee director (other than the directors employed by Blackstone) is entitled to annual compensation as follows:

•	Cash retainer of $80,000, payable quarterly;

•	Additional cash retainer payable quarterly for serving on Committees or as the chairperson of a Committee as follows:

–	Each member (other than the chairperson) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receives $7,500 annually for each Committee on which he or she serves; and

–	The chairperson of the Audit Committee receives an additional $25,000 annually and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional $20,000 annually; and

•	Equity award of $130,000 payable annually in restricted stock units (“RSUs”), which vest over three years in equal annual installments from the date of grant.

In addition to the standing board committees, in November 2014, the Board of Directors established a special committee to review and provide oversight of specific transactions involving the Company and Blackstone related to a tax deferred exchange of real property under Internal Revenue Code Section 1031. The members of this special committee included Ms. McHale, Ms. Smith and Mr. Steenland. Each member of the special committee earned a $10,000 cash retainer plus a $500 cash payment for each meeting attended or workday spent regarding these transactions. During 2014, this special committee met three times in connection with these transactions. Beginning in 2015, this special committee also reviewed and provided oversight of the financing structure of the Company’s sale of the Waldorf Astoria New York. The committee members earned an additional $2,500 cash retainer plus a $500 cash payment for each meeting attended or workday spent regarding the financing structure.

All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, our independent directors are reimbursed for reasonable personal hotel costs when they stay at Company-branded hotels.

We also have adopted a stock ownership policy for our non-employee directors. Each of our non-employee directors is required to own stock in an amount equal to five times his or her annual cash retainer, provided that a non-employee director who is employed by a stockholder of the Company that meets the ownership requirements for a non-employee director shall be exempt from such requirement. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years from the later of (1) December 11, 2013 and (2) the date he or she first becomes subject to the stock ownership policy.

DIRECTOR COMPENSATION FOR 2014

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	All Other Compensation ($)	Total ($)	Total Number of Outstanding Unvested Equity Awards (1) (#)

Jonathan D. Gray	—	—	—	—	—
Michael S. Chae	—	—	—	—	—
Tyler S. Henritze	—	—	—	—	—
Judith A. McHale	$106,500	—	—	$106,500	4,334
John G. Schreiber	—	—	—	—	—
Elizabeth A. Smith	$106,500	—	—	$106,500	4,334
Douglas M. Steenland	$124,000	—	—	$124,000	4,334
William J. Stein	—	—	—	—	—

(1)	Represents the aggregate number of unvested RSUs held by each non-employee director as of the fiscal year end.

12	PROXY STATEMENT Hilton Worldwide

Eligible non-employee directors are awarded equity under the Company’s Incentive Plan. The directors’ RSUs granted in 2013 vest in three equal installments on the first, second and third anniversary of the grant date, subject to his or her continued service on the Board of Directors on the applicable vesting date. In the event of a change in control (as defined in the Incentive Plan) while the director is a member of the Board of Directors, all of his or her then unvested RSUs will immediately vest. If the director ceases to be a member of the Board of Directors for any reason, all of his or her then unvested RSUs will be forfeited. In addition, unvested RSUs entitle the director to be credited with dividend equivalent payments either in cash or, at the sole discretion of the Compensation Committee, in shares of the Company’s common stock having a fair market value equal to the amount of such dividends, with such dividend equivalents payable following vesting (or forfeited to the extent the underlying RSUs are forfeited).

2015 COMPENSATION DECISIONS

Our non-employee directors eligible to receive equity-based awards received their first equity grant at the time of our IPO in December 2013. This grant was made in an amount intended to represent the annual equity award for the annual period from December 2013 through December 2014. Beginning in 2015, in order to better align our director compensation program with a director’s election or re-election to the Board of Directors, we intend to time the grant of the directors’ annual equity award to coincide with those elected or re-elected at our annual meeting of stockholders. Accordingly, the next annual equity award granted to directors is expected to be made following our 2015 annual meeting of stockholders and will represent the directors’ annual grant for their service as a director until the next annual meeting of stockholders for the election of directors.

In addition, beginning in 2015, the directors’ annual compensation was revised to increase the annual cash retainer from $80,000 to $85,000 and increase the annual equity award from $130,000 to $140,000. In lieu of equity awards that vest over three years, beginning in 2015, equity awards granted to our non-employee directors will be fully vested at the time of grant but not delivered to the director until his or her board service ends. The Board of Directors determined, with input from the compensation consultant, to make these adjustments in order to better align the non-employee directors’ compensation with the Company’s peers and the market generally.

Hilton Worldwide PROXY STATEMENT	13

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers as of February 28, 2015, other than Mr. Nassetta, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2015.”

Kristin A. Campbell

Kristin A. Campbell, 53, joined Hilton Worldwide as Executive Vice President and General Counsel in June 2011. She is responsible for leading Hilton Worldwide’s global legal, compliance and government relations functions. Prior to Hilton Worldwide, Ms. Campbell was Senior Vice President, General Counsel and Corporate Secretary of Staples, Inc., an international office products company from May 2007 to June 2011. Before joining Staples, Inc. in 1993, Ms. Campbell worked at the law firms Goodwin Procter LLP and Rackemann, Sawyer & Brewster. Ms. Campbell graduated summa cum laude from Arizona State University and received a J.D. from Cornell University Law School.

Ian R. Carter

Ian R. Carter, 53, has served as Executive Vice President and President, Development, Architecture and Construction for Hilton Worldwide since October 2012 and previously oversaw Operations since August 2009 for Hilton Worldwide. He previously served as Chief Executive Officer of Hilton International Co. prior to its re-acquisition by Hilton Worldwide in February 2006. Prior to joining Hilton International in January 2005, Mr. Carter served as Officer and President of Black & Decker Corporation, Middle East, Africa and Asia. Prior to Black & Decker, Mr. Carter spent more than a decade with General Electric Plastics, ultimately serving as President of General Electric Specialty Chemical. Mr. Carter serves as a non-Executive Director on the Board of Burberry Group plc, where he serves as chairman of the compensation committee, and is a Patron of Hospitality in Action and Chairman of the Hilton in the Community Foundation. He is also Chairman of the International Tourism Partnership. He serves on the board of advisors of Boston University School of Hospitality Administration, serves as a Commissioner of the California Travel and Tourism Commission and is a fellow of the Institute of Hospitality. Effective April 1, 2015, Mr. Carter will be non-executive Chairman of the Board of Del Frisco’s Restaurant Group, Inc. Mr. Carter is a graduate of the University of West London, School of Business and Management, and received an honorary doctorate from the university.

Jeffrey A. Diskin

Jeffrey A. Diskin, 53, has served as Executive Vice President of Commercial Services at Hilton Worldwide since November 2012 and oversees Customer Marketing, Revenue Management, E-Commerce and Online Service divisions globally, including our Hilton HHonors guest loyalty program, and beginning in September 2014, Global Sales and Reservations. From March 2009 to November 2012, Mr. Diskin was Senior Vice President of Global Customer Marketing, and prior to that role he was Senior Vice President, Brand Management. Mr. Diskin first joined Hilton in 1988 and has held numerous marketing and management positions since that time, including roles where he was responsible for developing the company’s customer marketing websites and online strategies to overseeing our Hilton and luxury brands. He was also President and Chief Operating Officer of the Hilton HHonors Worldwide subsidiary from March 1997 to June 2004. Before joining Hilton, Mr. Diskin worked for MPI, a subsidiary of United Airlines, specializing in loyalty program design and implementation. Mr. Diskin is Chairman of the Room Key board and on the board of GLAAD, and was previously a board director for Doubletree Hotel Systems, Inc., Hilton Inns, Inc. and Promus Hotels Inc. He was elected president of the Frequent Traveler Marketing Association, and has been a recipient of three annual Best in Show awards from Hospitality Sales and Marketing Association International.

James E. Holthouser

James E. Holthouser, 55, has served as Hilton Worldwide’s Executive Vice President of Global Brands since November 2012. In this role, he serves as our global leader for brand management. Mr. Holthouser also oversees the Product Management group and the Global Brands Strategy group. The Product Management group is responsible for the development and management of products for Food & Beverage, Meetings & Events, Spa, and Fitness. The Global Brands Strategy group is responsible for developing strategies for all brand and product groups across the enterprise. With more than 25 years of experience in the lodging, restaurant and gaming industries, Mr. Holthouser has held a series of senior management positions within Hilton Worldwide in the branding, franchising and marketing arenas. Most recently, he was Global Head of Full Service Brands and Global Head of Embassy Suites Hotels from June 2009 to November 2012, overseeing all aspects of brand management. From October 2005 to June 2009, Mr. Holthouser was Senior Vice President of Brand Management for Embassy Suites. From February 1999 to October 2005, Mr. Holthouser served as Senior Vice President of Brand Management for Homewood Suites by Hilton. His career with the Company began in 1989 in Market Research for Promus. Mr. Holthouser received his M.A. in Political Science from the University of Louisville and his international M.B.A. from the American Graduate School of International Management. He received undergraduate degrees from the University of Louisville in Political Science and Foreign Languages.

14	PROXY STATEMENT Hilton Worldwide

Kevin J. Jacobs

Kevin J. Jacobs, 42, serves as Executive Vice President and Chief Financial Officer of Hilton Worldwide and is responsible for the oversight of all of our global finance, information technology and real estate functions. He joined Hilton Worldwide as Senior Vice President, Corporate Strategy in June 2008, was elected Treasurer in May 2009, became Executive Vice President and Chief of Staff in September 2012 and assumed his current role in August 2013. Previously, from July 2007 to June 2008 he was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to joining Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance & Investor Relations. Prior to joining Host, Mr. Jacobs held various roles in the Hospitality Consulting practice of PricewaterhouseCoopers LLP and the Hospitality Valuation Group at Cushman & Wakefield, Inc. Mr. Jacobs is a member of the Advisory Board of the Center for Hospitality Research at Cornell University and a member of the Hotel Development Council of the Urban Land Institute. He is a graduate of the Cornell University School of Hotel Administration.

Matthew W. Schuyler

Matthew W. Schuyler, 49, has served as our Executive Vice President and Chief Human Resources Officer since June 2009 and leads the Company’s global human resources organization. Mr. Schuyler was previously Chief Human Resources Officer at Capital One Financial Corporation from April 2002 to June 2009. Prior to Capital One, Mr. Schuyler served as Vice President of Human Resources with Cisco Systems, Inc. and as a Partner with PricewaterhouseCoopers in the Global Human Resources Group. He serves on the board of the Make-A-Wish Foundation of America, where he serves as chairman of the compensation committee, and is a member of the Penn State University Business School Board of Visitors and Penn State’s College of Information Sciences and Technology Advisory Board. Mr. Schuyler holds a B.S. from Penn State University and an M.B.A. from the University of Michigan.

Mark D. Wang

Mark D. Wang, 57, has served as Executive Vice President, Hilton Worldwide and President, Hilton Grand Vacations since March 2008 and oversees our global timeshare operations. He also served as head of Hilton Worldwide Global Sales from November 2012 to September 2014 and was responsible for sales operations worldwide including hotel sales, distribution, reservations and customer care. Mr. Wang first joined Hilton in 1999 as Managing Director for Hawaii and Asia Pacific and has held a series of senior management positions within Hilton Grand Vacations. Before joining Hilton, Mr. Wang spent nearly 20 years in sales and marketing roles serving as President & Chief Operating Officer of Pahio Resorts, President of Aloha Resorts International and Founder of Grand Ownership Resorts. Mr. Wang serves on the Board of Directors of the American Resort Development Association.

Hilton Worldwide PROXY STATEMENT	15

PROPOSAL NO. 2 — RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2015.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2014 financial statements and internal control over financial reporting, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2014 and 2013 and fees billed for other services rendered by Ernst & Young LLP for those periods, including the audit of internal control over financial reporting for the Company in 2014:

	2014	2013

Audit Fees:
Consolidated Audit(1)	$8,851,843	$10,184,377
Statutory and Subsidiary Audits(2)	4,400,506	4,558,183

	13,252,349	14,742,560
Audit-related fees(3)	1,893,875	1,927,214
Tax fees(4)	4,447,088	5,755,730
All other fees(5)	91,850	—

Total:	$19,685,162	$22,425,504

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and the review of financial statements included in SEC filings. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements, and specifically include costs relating to the Company’s equity and debt offerings and registrations, including IPO, secondary offerings and refinancing of $1,520,956 and $4,992,332 for 2014 and 2013, respectively.

(2)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for audits of employee benefit plans, accounting and audit consultation and other attest services.

(4)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

(5)	Includes the aggregate fees recognized in 2014 for professional services rendered by Ernst & Young, LLP relating to the liquidation of certain dormant international entities.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

16	PROXY STATEMENT Hilton Worldwide

PROPOSAL NO. 3 —

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 32 to 39. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 20 to 31, as well as the discussion regarding the Compensation Committee on pages 8 to 9.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Hilton Worldwide PROXY STATEMENT	17

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters — Committee Membership — Audit Committee.” Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Douglas M. Steenland, Chair

Judith A. McHale

Elizabeth A. Smith

18	PROXY STATEMENT Hilton Worldwide

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the Compensation Committee of the Board of Directors:

John G. Schreiber, Chair

Judith A. McHale

William J. Stein

Hilton Worldwide PROXY STATEMENT	19

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our executive compensation program is designed to attract and retain individuals with the skills and qualifications to manage and lead the Company effectively. The overarching goal of our program is to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our stockholders.

Our named executive officers (“NEOs”) for 2014 were:

Name	Position

Christopher J. Nassetta	President and Chief Executive Officer (“CEO”)

Kevin J. Jacobs	Executive Vice President and Chief Financial Officer (“CFO”)

Ian R. Carter	Executive Vice President and President, Development, Architecture & Construction

Mark D. Wang	Executive Vice President and President, Hilton Grand Vacations (“HGV”)

Kristin A. Campbell	Executive Vice President and General Counsel

PAY FOR PERFORMANCE

In structuring our executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and motivates performance. We believe that, to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. We also believe that performance-based compensation plays the most significant role in aligning management’s interests with those of our stockholders. For this reason, performance-based compensation constitutes the majority of the overall compensation for our senior executives.

Of our NEOs’ 2014 total direct compensation (defined as salary, bonus and equity), 88% of the CEO’s and 80% of the other NEOs’ was at-risk. A full description of the elements of our executive compensation program is included in “—2014 Executive Compensation Design and Decisions.”

OUR 2014 PERFORMANCE

We completed an initial public offering (“IPO”) in December 2013. Our 2014 achievements included the following:

•	our Adjusted EBITDA* increased to $2,508 million, or 13.5%, compared to the prior year;

•	our system-wide comparable RevPAR† increased by 7.1%, on a currency neutral basis, compared to the prior year;

•	our development pipeline increased to approximately 230,000 guest rooms, or 17%, with more than half of the pipeline under construction as of year-end;

•	we launched two new brands, Canopy by Hilton and Curio — A Collection by Hilton, which will continue to expand our global pipeline;

•	we reduced our long-term debt by more than $1 billion through voluntary prepayments during 2014; and

•	we closed the sale of the Waldorf Astoria New York shortly after fiscal 2014 year end for a purchase price of $1.95 billion, the proceeds of which were used to add five landmark properties to our owned portfolio for a total purchase price of $1.76 billion.

*	Adjusted EBITDA is a financial measure that is not recognized under United States of America (“U.S.”) generally accepted accounting principles (“GAAP”). The definition of Adjusted EBITDA, an explanation of how management uses Adjusted EBITDA and why management believes Adjusted EBITDA is a useful measure is included in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“Annual Report on Form 10-K”). A reconciliation of Adjusted EBITDA to its most comparable measure under GAAP is included in Part II, Item 8, Financial Statements and Supplementary Data, each included in our Annual Report on Form 10-K.

†	RevPAR represents hotel room revenue divided by room nights available to guests for a given period.

20	PROXY STATEMENT Hilton Worldwide

KEY 2014 PAY DECISIONS

As part of its annual compensation-setting process, the Compensation Committee generally meets in the first quarter of the year. In February 2014, the Compensation Committee, using information prepared by its independent compensation consultant, Exequity, LLP (“Exequity”), reviewed and considered the pay level and mix of the Company’s NEOs against executives serving in similar positions at other publicly-held hospitality, travel and global consumer brand companies with whom the Company competes for talent. As a result of this review, and recognizing that the majority of NEOs had not received salary increases for approximately six years prior to our IPO, the Compensation Committee made several adjustments to reflect a compensation structure consistent with public company pay practices. The adjustments were made based on our compensation philosophy of aligning pay to company and individual goals and driving long-term stockholder value. In particular, the Compensation Committee made the following key compensation decisions:

•	increased the NEOs base salaries as further described in “2014 Executive Compensation Design and Decisions — Base Salary”;

•	increased the target and maximum percentage payout under our annual cash incentive compensation plan as further described in “2014 Executive Compensation Design and Decisions — Annual Cash Incentive Compensation”;

•	awarded equity in the publicly-traded company in the form of performance-vesting equity (“performance shares”), restricted stock units (“RSUs”) and nonqualified stock options (“stock options”), each as further described in “2014 Executive Compensation Design and Decisions — Long-Term Incentive Awards.”

KEY EXECUTIVE COMPENSATION PRACTICES

In following key executive compensation practices that promote good governance and serve the interests of our stockholders, we:

•	Emphasize future pay opportunities – Our long-term incentive program is designed to focus executives on stockholder value and emphasize achievement of strategic objectives over the next several years.

•	Engage an independent compensation consultant – The Compensation Committee’s consultant does not provide any other services to the Company.

•	Apply a “double trigger” vesting in the event of a change in control – In the event of a change in control of the Company, cash severance benefits and accelerated vesting of stock options and RSUs are payable only upon a “double trigger,” where the executive is terminated in connection with a change in control.

•	Provide limited perquisites – Our NEOs receive perquisites consistent with industry practices and participate in the same Company-wide plans and programs offered to all eligible employees.

•	Apply a clawback policy – The Compensation Committee has discretion to recover incentive compensation paid or awarded based on financial results impacted by fraud or misconduct.

•	Establish maximum payout caps – The Compensation Committee sets maximum amounts that may be payable for annual cash incentive compensation and long-term performance awards.

We do not:

•	Provide employment agreements or individual change-in control agreements for our NEOs – The Compensation Committee has determined that employment agreements are not necessary to attract members of our executive team.

•	Allow hedging or short-sale transactions – Per our Insider Trading Policy, all covered persons are prohibited from purchasing Company securities on margin. Further, we do not permit short sales or the purchase or sale of derivative instruments based on the Company’s securities.

•	Reprice or buyout underwater stock options – Our equity plan does not permit the repricing or substitution of underwater stock options except with stockholder approval. Our equity plan also does not permit the grant of underwater stock options, except in connection with certain corporate transactions.

•	Pay dividends or dividend equivalents on unvested performance shares or unexercised stock options – No dividends or dividend equivalents are paid or accrued on unvested performance shares or unexercised stock options, unless and until the underlying performance-vesting RSUs are settled, or the stock options are exercised.

SAY-ON-PAY AND SAY-ON-FREQUENCY VOTES

The Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making future decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our annual meeting, in a non-binding, advisory vote, on the 2013 compensation paid to our NEOs. Approximately 99.9% of the votes were cast in favor of the Company’s 2013 compensation decisions. Because of this level of support, the Compensation Committee decided that the say-on-pay vote result did not necessitate any substantive changes to our compensation program.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders can vote on the frequency of say-on-pay voting once every six years. We expect this vote to occur at our 2019 annual meeting. Until that time, we expect to hold an advisory, non-binding say-on-pay vote on an annual basis.

Hilton Worldwide PROXY STATEMENT	21

We consider the opinions expressed by stockholders through their votes, periodic meetings and other communications and believe that stockholder engagement leads to enhanced governance practices. We plan to conduct proactive investor outreach programs, as well as other meetings with the investment community and one-on-one meetings or meetings in small groups. We periodically engage investors to discuss specific matters of importance to stockholders. We value the perspective of our stockholders and will continue to seek their input on an ongoing basis.

EXECUTIVE COMPENSATION STRUCTURE

Following is an overview of key aspects of our pay philosophy, design and process.

Overall Philosophy	Our goal is to provide programs that:

	•	Deliver competitive levels of compensation to attract, retain and motivate highly-qualified executives

	•	Foster a strong relationship between stockholder value and executive compensation by having a significant portion of compensation composed of equity-based incentive awards

	•	Emphasize performance-based compensation contingent upon achieving corporate and individual performance goals

•

Promote the Company’s core values of Hospitality, Integrity, Leadership, Teamwork, Ownership and Now by individuals working at our owned, leased, managed, timeshare and corporate locations whose performance and responsibilities directly affect the results of our operations

Program Design	Our programs are designed to:

	•	Provide three main components: base salary, annual cash incentive and long-term incentive awards, each designed to be consistent with our compensation philosophy

	•	Create competitive compensation packages that cultivate long-term value creation without taking unnecessary risks

	•	Combine both short-term and long-term compensation to promote retention and create a pay-for-performance environment

	•	Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements

	•	Motivate and reward for successfully executing our business strategy

	•	Avoid rigid categorical guidelines or formulae in setting the level and mix of compensation

Process	In reviewing and establishing pay, we:

	•	Evaluate pay annually, or more frequently as circumstances merit

	•	Consider the following factors when setting compensation levels:

• Compensation of executives serving in similar positions at peer companies

• Individual knowledge, experience and capabilities

• The executive’s scope of responsibility, authority and accountability

• The level of pay relative to the Company’s other executives

MAKING COMPENSATION DECISIONS

ROLE OF THE COMPENSATION COMMITTEE

•	The Compensation Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ salaries, goals and payouts under the annual cash incentive plan, the size and structure of long-term incentive awards and any executive perquisites or other benefits.

•	While the Compensation Committee reviews and approves the specific elements of compensation of our executives, including our NEOs, our Board of Directors has supervisory responsibility for executive compensation matters generally.

•	The Compensation Committee approves financial goals designed to align executive pay with Company performance and stockholder interests and also seeks to provide competitive pay opportunities tied to performance and designed to retain talent, maximize stockholder value and mitigate material risk.

•	In implementing the Company’s executive compensation program, the Compensation Committee considers many factors, including the cyclical nature of the hospitality business, the advice of its compensation consultant, internal pay equity among executives and the alignment of the Company’s total pay opportunity and pay outcomes with performance and with competitive market data.

22	PROXY STATEMENT Hilton Worldwide

ROLE OF MANAGEMENT

•	The CEO and Chief Human Resources Officer work closely with the Compensation Committee in managing the executive compensation program and attend meetings of the Compensation Committee.

•	The CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself.

ROLE OF THE COMPENSATION COMMITTEE’S CONSULTANT

•	Exequity has served as the Compensation Committee’s independent compensation consultant since 2012. Exequity reports to and is instructed in its duties by the Compensation Committee and carries out its responsibilities in coordination with the Company’s Human Resources department. In 2014, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition. It performed no other services for the Company. The Compensation Committee also evaluated whether any of the work provided by Exequity during 2014 raised any conflict of interest and determined that it did not.

•	Exequity provides research, data analyses, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Exequity also updates the Compensation Committee on trends and developments related to executive compensation practices, advises on the composition of our peer group (as described below) and provides its views to the Compensation Committee on best practices when evaluating executive pay programs and policies.

2014 EXECUTIVE COMPENSATION DESIGN AND DECISIONS

In determining the pay design and pay levels for executives in 2014, the Compensation Committee, along with management, considered a number of factors when determining base salary, annual cash incentive targets and long-term incentive targets. Factors that were considered included: the level of compensation of those executives serving in similar positions at peer companies; individual factors such as knowledge, experience and capabilities of the executive; the level of the executive’s pay relative to other Company executives; the executive’s position within the corporate organization; and the scope of the executive’s responsibility, authority and accountability. In determining final pay outcomes, the Compensation Committee evaluates both Company and individual performance.

COMPENSATION COMPONENTS

Following is an overview of our 2014 executive compensation program:

Compensation Element	Form	Objectives
Base Salary Fixed, short-term	Cash	•	Attract and retain high quality executives to drive our success
		•	Align with external competitive level and internal parity for each role, responsibility and experience
Annual Incentive At-risk, short-term	Cash	•	Drive Company and business unit results
		•	Align actual pay-out based on achievement of Company financial and individual performance goals
Long-term Incentive At-risk, medium to long-term	Equity, including: Performance Shares (60%) Restricted Stock Units (20%) Stock Options (20%)	•	Drive Company performance; align interests of executives with those of stockholders; retain executives through vesting over multi-year periods
		•	Emphasize use of performance shares with a 3-year performance period based on Relative TSR, as defined below (50% of award) and EBITDA CAGR, as defined below (50% of award)
		•	Vest RSUs ratably over two years
		•	Vest stock options ratably over three years, with a 10-year expiration from the date of grant

Hilton Worldwide PROXY STATEMENT	23

ASSESSING COMPETITIVE PRACTICE THROUGH PEER GROUP COMPARISONS

EXECUTIVE COMPENSATION PEER GROUP

To gain a general understanding of current compensation practices, the Compensation Committee reviews pay of executives serving in similar positions at peer companies. The external market data reviewed for 2014 included peer group proxy data, broad industry-comparative compensation surveys and data provided by peer group companies that participate in Equilar’s Annual Executive Compensation Survey.

In initially setting the peer group, the Compensation Committee considered: industries that attract and retain similar talent; annual revenue; EBITDA (defined as earnings before interest expense, taxes and depreciation and amortization); market capitalization; brand recognition; global presence; and number of employees. It also considered the other companies’ performance such as: revenue growth; net income growth; growth of earnings per share; return on equity; and total stockholder return. The Compensation Committee reviews the composition of the Company’s peer group annually and determined that no changes were necessary to the peer group in effect during 2013. The 2014 peer group consisted of 18 hospitality, restaurant, travel and global consumer brand companies that have a corporate structure and global presence comparable to the Company. The Company is positioned near the median of the peer group based on annual revenue and market capitalization.

2014 Executive Compensation Peer Group Companies
Hospitality & Restaurants	Travel	Global Consumer Brands
Host Hotels & Resorts, Inc.	Avis Budget Group, Inc.	FedEx Corporation
Hyatt Hotels Corporation	Las Vegas Sands Corp.	General Mills, Inc.
Marriott International, Inc.	MGM Resorts International	Kellogg Company
Starwood Hotels & Resorts Worldwide, Inc.	United Continental Holdings, Inc.	Nike, Inc.
Wyndham Worldwide Corporation	Wynn Resorts, Limited	Starbucks Corporation
Darden Restaurants, Inc.		The Walt Disney Company
McDonald’s Corporation

In 2014, the Compensation Committee considered the pay practices and compensation levels of executives serving in similar positions at companies in our peer group when it determined the salary adjustments, the change in the target and maximum payout levels under our annual cash incentive plan and the size and mix of equity awards granted, each as described below.

BASE SALARY

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group. Base salaries are reviewed periodically and may be adjusted from time to time pursuant to such review.

In 2014, the Compensation Committee reviewed and set the base salaries of the NEOs as follows: Mr. Nassetta’s base salary at $1,200,000; Mr. Jacobs’ at $700,000; Mr. Carter’s at $700,000; Mr. Wang’s at $650,000; and Ms. Campbell’s at $600,000. Prior to this, no NEO other than Mr. Jacobs received more than a nominal increase to his or her base salary since 2008. In making the determination to increase the NEOs’ 2014 base salaries, the Compensation Committee considered the level of base salaries of executives serving in similar roles and with comparable responsibilities at companies within our peer group, as well as the nature and scope of each NEO’s responsibilities following our IPO. These increases were aimed to bring each NEO’s base salary closer to the median of his or her counterparts within the peer group companies and became effective March 1, 2014.

24	PROXY STATEMENT Hilton Worldwide

ANNUAL CASH INCENTIVE COMPENSATION

Our annual cash incentive program rewards NEOs for their contributions towards specific annual, short-term financial and operational goals. It is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for individual results and achievements with respect to their business units or function.

Each NEO’s award opportunity under the annual cash incentive plan is based on both financial and individual performance objectives. The Compensation Committee establishes the performance objectives at the beginning of the performance period. Each of the financial and the individual components are given a weighting expressed as a percentage of the NEO’s total award opportunity.

Each NEO’s target annual cash incentive opportunity is expressed as a percentage of his or her base salary in effect at fiscal year-end. Threshold, target and maximum annual incentive opportunities are approved annually by the Compensation Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. For 2014, the Compensation Committee set the threshold, target and maximum payout levels as set forth in the table below. In 2014, the Compensation Committee increased each of the NEO’s target and maximum payout percentages for their 2014 award opportunities to a level aimed to bring his or her potential payout amount closer to the median of the annual cash incentive awards paid to executives with similar roles and responsibilities at companies in our peer group.

Name	Threshold	Target	Maximum
Christopher J. Nassetta	75%	150%	300%
Kevin J. Jacobs	50%	100%	150%
Ian R. Carter	50%	100%	150%
Mark D. Wang	50%	100%	150%
Kristin A. Campbell	50%	100%	150%

For the year ended December 31, 2014, our annual cash incentive compensation plan compensated and rewarded successful achievement of both short-term financial and non-financial goals that were tied to the overall Company strategy. The 2014 annual incentive program was based on a combination of financial performance and individual performance, and the weighting of the financial and individual components were allocated to drive business results within each executive’s area of responsibility.

For 2014, the primary financial objective was based on our consolidated Adjusted EBITDA (calculated as set forth in Note 24, “Business Segments” of the consolidated financial statements included in our Annual Report on Form 10-K). In addition, due to Mr. Jacobs’ responsibility for the Company’s Ownership segment and Mr. Wang’s role as President of HGV, their respective financial objectives also included a segment Adjusted EBITDA component (calculated as set forth in Note 24, “Business Segments” of the consolidated financial statements included in our Annual Report on Form 10-K). For 2014, the individual performance objectives included business unit performance and strategic objectives specific to each individual and the function for which they are responsible. In establishing the individual performance goals, Mr. Nassetta works with senior management to establish business priorities at the beginning of each performance period. These business priorities are used to create the individual performance objectives under our annual cash incentive program for each of the NEOs, each of which performance objectives is given a specific weighting based on the scope, importance and overall time burden of the task. The Compensation Committee then reviews and approves the individual performance objectives recommended for each NEO. For Mr. Nassetta, his individual performance objectives are directly tied to the performance of his direct reports. At the beginning of the next fiscal year, the Compensation Committee reviews and assesses each NEO’s achievement towards his or her financial and individual goals and determines and approves a combined achievement factor used to calculate the actual annual cash incentive award payable to each NEO.

With respect to the individual performance objectives of the annual incentive award opportunity, target objectives are set at the beginning of each fiscal year, and this represents the beginning of the performance period. At the beginning of the fiscal year following the performance period, each individual goal is quantitatively and qualitatively assessed and rated based on the level of achievement. The Finance and Human Resources departments review the achievement of financial and individual personal performance objectives against the predetermined objectives with the CEO. The CEO then reviews these results with the Compensation Committee and recommends payout amounts under the annual cash incentive plan for each of the NEOs, other than himself. Based on these reviews, the Compensation Committee determines the payout percentage for the individual performance objectives.

Hilton Worldwide PROXY STATEMENT	25

Each NEO’s annual cash incentive components, weightings and key individual performance measures for the year ended December 31, 2014 were as follows:

Weighting as a Percentage of the Total Award Opportunity

Name	Adjusted EBITDA (%)	Segment Adjusted EBITDA (if applicable) (%)	Individual Performance (%)		Individual Performance Goals

Christopher J. Nassetta	50%	N/A	50%	•	Compilation of the actual individual performance of his direct reports, representing results across all segments and functional areas of the Company (all objectives are equally weighted)

Kevin J. Jacobs	30%	10% (Ownership Adjusted EBITDA)	60%	•	Transition to public company operations (10%)
				•	Efficient allocation of capital and further deleveraging (10%)
				•	Execution of major real estate projects (10%)
				•	Continued improvement of corporate finance systems, processes and capabilities (8%)
				•	Support organizational development and cost efficiency (8%)
				•	Continue to improve efficiency and effectiveness through technology (8%)
				•	Cost effectiveness for the finance, information technology and real estate groups (6%)

Ian R. Carter	20%	N/A	80%	•	Achievement of net unit growth (30%)

				•	Achievement of development approvals (15%)

				•	Hotel construction starts (8%)

				•	Alignment of development resources with corporate growth and management of deal processes (7%)

				•	Execution of HGV and hotel capital expenditure programs (5%)

				•	Achievement of growth through project deliveries (5%)

				•	Enhance technical services infrastructure to improve project delivery capabilities (5%)

				•	Cost effectiveness for the development and architecture groups (5%)

Mark D. Wang	20%	30%	50%	•	Optimization of return on invested capital (10%)
		(Timeshare Adjusted EBITDA)		•	Drive HGV performance (10%)
				•	Maximization of HGV’s synergy with Hilton Worldwide Holdings Inc. (5%)
				•	Improvement of RevPAR market share (5%)
				•	Modernization of the sales model (5%)
				•	Enhance the investment in sales talent, compensation programs and coverage (5%)
				•	Advancement of reporting, analytics and sales technologies (5%)
				•	Cost effectiveness for the HGV segment and the global sales function (5%)

Kristin A. Campbell	30%	N/A	70%	•	Transition to a public company (20%)

				•	Oversight of legal compliance (15%)

				•	Legal services support to businesses that minimize risk and negative legal exposure (10%)

				•	Operating in a cost efficient manner without negative legal exposure (10%)

				•	Resolution of certain matters (10%)

				•	Cost effectiveness for the legal department (5%)

26	PROXY STATEMENT Hilton Worldwide

For the year ended December 31, 2014, the financial component of the award would be paid at 100% of target if the Company’s consolidated Adjusted EBITDA was $2,436 million (and, with respect to the 10% of Mr. Jacobs’ total award opportunity, if our Ownership segment’s Adjusted EBITDA was $1,003 million, and, with respect to the 30% of Mr. Wang’s total award opportunity, if our Timeshare segment’s Adjusted EBITDA was $317 million). Participants were eligible to receive a threshold payout percentage, defined as 50% of the target award with respect to the financial component, if actual performance was 95% of target and were eligible to receive the maximum payout percentage, defined as 150% of the target award (200% of target with respect to Mr. Nassetta) with respect to the financial component, if actual performance met or exceeded 105% of target. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage would be adjusted on a linear basis.

For the year ended December 31, 2014, the Company’s consolidated Adjusted EBITDA achieved was $2,508 million, or 103.0% of target, resulting in a payout percentage of 129.6% of target (159.2% of target for Mr. Nassetta) with respect to the company-wide financial component. For the year ended December 31, 2014, the ownership segment’s Adjusted EBITDA achieved was $999 million, or 99.6% of target, resulting in a payout percentage of 96.0% of target with respect to 10% of Mr. Jacobs’ total award opportunity. For the year ended December 31, 2014, the timeshare segment’s Adjusted EBITDA achieved was $334 million, or 105.3% of target, resulting in a payout percentage of 150.0% of target with respect to 30% of Mr. Wang’s total award opportunity.

Actual annual cash incentive awards are calculated by multiplying each NEO’s actual base salary by his or her target award potential, which was then adjusted by an achievement factor based on the combined achievement of the financial component and the individual performance objectives. For the year ended December 31, 2014, the NEOs’ target and maximum cash incentive opportunity and their cash incentive award earned (as reflected in the “Non-Equity Incentive Plan” column of the Summary Compensation Table) were as follows:

Name	2014 Year-End Base Salary ($)	Target Annual Cash Incentive Opportunity as a Percent of Base Salary (%)	Target Annual Cash Incentive Opportunity ($)	Achievement Factor as a Percent of Target Award* (%)	2014 Amount Earned under Annual Cash Incentive Program ($)
Christopher J. Nassetta	$1,200,000	150%	$1,800,000	141.1%	$2,539,677
Kevin J. Jacobs	$700,000	100%	$ 700,000	120.5%	$ 843,364
Ian R. Carter	$700,000	100%	$ 700,000	103.4%	$ 723,937
Mark D. Wang	$650,000	100%	$ 650,000	124.7%	$ 810,352
Kristin A. Campbell	$600,000	100%	$ 600,000	121.4%	$ 728,276

*   Percentages have been rounded.

LONG-TERM INCENTIVE AWARDS

The long-term incentive award program is designed to drive Company performance, align the executives’ interests with our stockholders and retain executives, among other goals. These goals are further described under “— 2014 Executive Compensation Design and Decisions — Compensation Components.”

Long-term incentive compensation is awarded under the Company’s 2013 Omnibus Incentive Plan (the “Incentive Plan”) and provides an opportunity for executive officers, including our NEOs, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and other stock-based awards.

The Compensation Committee has designed a blended equity portfolio for our senior executives, granting a combination of performance shares, RSUs and stock options. The largest portion of the total equity award generally takes the form of performance shares where the number of shares that may be earned is tied to the Company’s financial and stock price performance at the end of a three-year period.

In 2014, the Compensation Committee granted long-term incentive awards based on the mix and weighting set forth in the chart below.

Award Type	Weighting	Vesting		Value Tied To

Performance Shares	60% of total award	Vest at the end of a 3-year period in an amount based on the level of performance achieved	•	50% of the performance shares awarded: Company TSR relative to a peer group’s TSR (as defined below)
			•	50% of the performance shares awarded: EBITDA CAGR (as defined below)

Restricted Stock Units	20% of total award	Vest over 2 years in equal annual installments	Stock price

Stock Options	20% of total award	Vest over 3 years in equal annual installments	Stock price appreciation

Hilton Worldwide PROXY STATEMENT	27

PERFORMANCE SHARES

The performance shares are intended to focus the executives on the long-term performance of the Company and its performance relative to a TSR peer group. The performance shares are divided into two tranches:

•	50% vest at the end of a three-year performance period based on the level of achievement of our total shareholder return (“TSR”) relative to the TSR of members of a peer company group (such performance measure, “Relative TSR”).

•	50% vest at the end of a three-year period based on the compound annual growth rate of the Company’s Adjusted EBITDA (as defined in the award agreement) (such performance measure, “EBITDA CAGR”) over that three-year period by measuring the growth of the Company’s Adjusted EBITDA at the end of the performance period to that for the fiscal year immediately prior to the performance period.

The Compensation Committee selected Relative TSR and EBITDA CAGR as the vesting measures for the performance shares because it believes that these measures appropriately align management with stockholders, incentivize management to achieve the Company’s long-term strategy and focus management on growing our Adjusted EBITDA which, in turn, allows us to reinvest in our business and expand our global footprint.

The performance period generally begins on January 1 of the fiscal year in which the performance shares are granted and ends on December 31 of the third year thereafter. The 2014 performance shares have a performance period that began on January 1, 2014 and ends on December 31, 2016. Following the three-year performance period, the Compensation Committee will determine the achievement levels under each of the Relative TSR and EBITDA CAGR performance measures and the number of performance shares earned under these measures.

The total number of performance shares that vest based on each of Relative TSR and EBITDA CAGR is based on the percentages shown in the table below. For actual performance between the specified threshold, target, above target and maximum levels, the resulting payout percentage will be adjusted on a linear basis. In addition, if the Company’s TSR is negative over the performance period, the percentage of the award earned under the Relative TSR measure cannot exceed 100%.

Performance Metric (Weighting)	Level of Achievement

		Below			Above		Cap
		Threshold	Threshold	Target	Target	Maximum	(if applicable)

Relative TSR (50%)	Performance Goals	< 25th percentile	25th percentile	50th percentile	75th percentile	> 90th percentile and above	Capped at 100% if TSR is negative over performance period
	Percentage of Award Earned	0%	50%	100%	150%	200%

EBITDA CAGR (50%)	Performance Goals	< 5%	5%	9%	n/a	13% and above	n/a
	Percentage of Award Earned	0%	50%	100%	n/a	200%

The peer group used to determine achievement under the Relative TSR measure is distinct from the peer group used to evaluate and set compensation levels discussed under “—Assessing Competitive Practice Through Peer Group Comparisons.” At the time of the 2014 grants, the Compensation Committee determined to include the following peer companies in the Relative TSR peer group in order to more directly compare our financial and stock performance to companies in our industry.

2014 Relative Total Shareholder Return (TSR) Peer Group Companies

Hospitality	REITs	Leisure

Carnival Corporation	Chesapeake Lodging Trust	Bally Technologies, Inc.(1)
Choice Hotels International, Inc.	DiamondRock Hospitality Company	Churchill Downs Incorporated
Hyatt Hotels Corporation	Host Hotels & Resorts, Inc.	Penn National Gaming, Inc.
Marriott International, Inc.	Hospitality Properties Trust	Vail Resorts, Inc.
Royal Caribbean Cruises Ltd.	LaSalle Hotel Properties	Wynn Resorts, Limited
Starwood Hotels & Resorts Worldwide, Inc.	Pebblebrook Hotel Trust
Wyndham Worldwide Corporation	RLJ Lodging Trust
Ryman Hospitality Properties, Inc.

(1)	Bally Technologies, Inc. was acquired in November 2014 and is no longer a publicly traded company.

If the executive’s employment terminates for any reason other than the executive’s death or disability, all unvested performance shares will be forfeited. Upon death or disability during the performance period, a pro-rated portion of the performance shares will immediately vest at target levels, with such pro-ration based on the number of days in the performance period that have elapsed. Upon a change in control during the performance period, the performance shares will vest based on actual performance through the most recently completed fiscal quarter, or, if performance is unable to be calculated, at target. Unless and until the performance shares vest or settle, as applicable, the NEOs are not entitled to any dividends or equivalent rights on their performance shares.

28	PROXY STATEMENT Hilton Worldwide

RESTRICTED STOCK UNITS

The RSUs vest ratably over two years from the date of grant, subject to the executive’s continued employment through the applicable vesting date. Upon termination of an executive’s employment without “cause” (as defined in the Incentive Plan) within 12 months following a change in control or upon termination due to the executive’s death or disability, all unvested RSUs will immediately vest. If the executive’s employment terminates for any other reason, all unvested RSUs will be forfeited. Unvested RSUs entitle the holder to be credited with dividend equivalent payments either in cash or, at the sole discretion of the Compensation Committee, in shares of the Company’s common stock having a fair market value equal to the amount of such dividends, with such dividend equivalents payable following vesting (or forfeited to the extent the underlying RSUs are forfeited).

STOCK OPTIONS

The options vest ratably over three years from the date of grant, subject to the executive’s continued employment through the applicable vesting date and will terminate 10 years from the date of grant or earlier if the executive’s service terminates. The options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of grant. Upon termination of an executive’s employment without “cause” (as defined in the Incentive Plan) within 12 months following a change in control or termination due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. If the executive’s employment terminates for any other reason, all unvested options will be forfeited. Upon termination for cause or a violation of specified restrictive covenants, all vested and unvested options terminate. Upon termination due to death or disability, all vested options will remain exercisable for one year thereafter. Upon termination of employment for any reason other than cause, death or disability, all vested options will remain exercisable for 90 days thereafter. Unless and until the stock options are exercised, the NEOs are not entitled to any dividends or equivalent rights on their stock option awards.

RESTRICTIVE COVENANTS

Each of the foregoing grantees of a performance share, RSU or stock option is subject to restrictive covenants related to post-employment non-solicitation and non-competition covenants for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. In addition, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy.

In addition, holders of unvested shares of our “exit-vesting restricted stock” as described below under “Outstanding Equity Awards at 2014 Fiscal Year-End” are subject to an indefinite covenant on confidentiality of information and time-based covenants related to non-competition and non-solicitation of employees and customers of the Company and its affiliates at all times during the executive’s employment, and, where the executive is entitled to receive severance upon termination, for one year after a termination of his or her employment. If a termination occurs after Blackstone ceases to beneficially own 25% of the voting power of the Company, however, the non-competition covenant lapses.

OTHER BENEFITS AND PERQUISITES

Our executives, including the NEOs, are eligible for benefits including group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and the NEOs participate in these plans on the same basis as all other employees.

We provide limited perquisites to our NEOs when determined to be necessary and appropriate. We provide some NEOs with the opportunity for an annual physical examination. We also provide some NEOs complimentary rooms, food and beverage, and on-site services while on personal travel at Company-branded hotels. These benefits are consistent with our peers in the hospitality industry and offered to encourage our NEOs to visit and evaluate our properties. We provide Mr. Nassetta with a life insurance benefit for his family and the associated taxes. In addition, given our wide geographic footprint, Mr. Nassetta has use of the Company aircraft for both business and personal travel. The value of these perquisites and other personal benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote. The cost of these benefits is a small percentage of the overall compensation package, and the Compensation Committee believes that they allow Mr. Nassetta to work more efficiently. We believe that these benefits and perquisites are competitive in our industry and consistent with our overall compensation philosophy.

RETIREMENT BENEFITS

The Company maintains a tax-qualified 401(k) plan, under which the Company matches each employee’s contributions up to 3% dollar-for-dollar and $0.50 for each $1 for the next 2% contributed. In addition to the 401(k) plan, the Company also offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through Hilton Worldwide’s Executive Deferred Compensation Plan (“EDCP”). Those eligible to participate in the EDCP may elect to defer up to 100% of both their annual salary and bonus. The Company currently provides no contribution or match to the EDCP. Additional information about the EDCP is reflected in “—2014 Nonqualified Deferred Compensation” below.

Hilton Worldwide PROXY STATEMENT	29

PENSION BENEFITS

In addition to our 401(k) plan and EDCP, one of our NEOs, Mr. Carter, participated in two of our defined benefit pension plans, the Hilton U.K. Pension Plan (the “U.K. Pension Plan”) and the Hilton U.K. Hotels Employer-Finance Retirement Benefit Plan (the “Supplemental U.K. Pension Plan”) between 2005 and 2009. Mr. Carter’s benefit under the U.K. Pension Plan was closed to further accrual in 2009, and the Supplemental U.K. Pension Plan was frozen to all participants in 2009. See the “2014 Pension Benefits” table for a description of these defined-benefit pension plans.

SEVERANCE BENEFITS

The Compensation Committee believes that carefully structured severance benefits are necessary to attract and retain talent. Our severance programs allow executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Compensation Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

In December 2013, the Company approved a broad-based severance benefits plan (the “Severance Plan”). Under the terms of the Severance Plan, if an eligible employee is terminated by us without “cause,” or if the eligible employee terminates his or her employment for “good reason” (each, a “qualifying termination”), then, subject to the eligible employee’s execution and non-revocation of a release of claims against us, and continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, he or she will be eligible to receive a severance payment amount determined based on the employee’s position and then-current base salary and target bonus. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment amount equal to 2.99 times, in the case of Mr. Nassetta, and 2.0 times, in the case of our other NEOs, the sum of his or her annual base salary and annual target bonus at the time of termination, paid in a lump sum. In addition to cash severance payments, upon a qualifying termination, the NEO will also be entitled to continued medical, dental and, to the extent provided to the employee immediately prior to a qualifying termination, basic life insurance for up to one year following termination, and outplacement services, as needed, for one year following termination.

The NEOs will also be entitled to the same level of severance benefits upon a qualifying termination in connection with a change in control except that severance benefits may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable parachute-tax provisions under Internal Revenue Code Section 4999.

In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Compensation Committee and may be based on the executive, his or her position, nature of the potential separation and such executive’s compliance with specified post-termination restrictive covenants.

EXECUTIVE COMPENSATION GOVERNANCE PRACTICES

OWNERSHIP POLICY

We have adopted an executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of February 19, 2014 and the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer – 5 times base salary
•	All other members of the executive management team – 3 times base salary

Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made until the ownership requirements are satisfied. This restriction does not apply to any shares of our common stock received by the executive in exchange for his or her equity held prior to the IPO.

CLAWBACK POLICY

We have adopted a clawback policy for our incentive compensation. The Compensation Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. If the Compensation Committee determines that incentive compensation of its current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Compensation Committee, was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results.

STOCK AWARD GRANTING POLICY

The annual grant of stock-based awards to our NEOs is made under usual circumstances on the date of the first regularly scheduled Board meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times (1) to attract new hires; (2) to recognize employees for special achievements or for retention purposes;

30	PROXY STATEMENT Hilton Worldwide

(3) to new employees as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

RISK AND TAX CONSIDERATIONS

RISK CONSIDERATIONS

The Compensation Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balances a mix of fixed versus at-risk compensation;
•	Balances a mix of short-term cash and long-term equity incentive compensation;
•

Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including the Company’s stock price, the Company’s overall financial performance, the performance of specific business units and the performance of individual goals;

•	Caps the executives’ incentive compensation opportunities;
•	Provides the Compensation Committee with discretion to reduce the annual incentive amount awarded;
•	Requires stock ownership levels;
•	Provides for a clawback of the executive’s compensation in specified circumstances; and
•	Prohibits hedging of Company stock.

COMPLIANCE WITH IRS CODE SECTION 162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to NEOs except for the Chief Financial Officer. However, this provision does not apply to certain performance-based compensation as long as specified requirements are met.

We expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

2015 COMPENSATION DECISIONS

Beginning in the first quarter of 2015, in order to facilitate comparisons with its competitors, Adjusted EBITDA will exclude all share-based compensation expense, not just share-based compensation expense recognized in connection with equity awards granted prior to and in connection with the IPO. As a result, beginning with performance shares granted in 2015, those performance shares that vest based on EBITDA CAGR will be determined based on this revised definition of Adjusted EBITDA. Performance shares granted in 2014, by their terms, measured EBITDA CAGR according to the definition of Adjusted EBITDA reported in the Company’s SEC filings at the date of grant. In order to maintain the intended achievement levels set under the 2014 performance share awards, the Compensation Committee determined that EBITDA CAGR for purposes of calculating the number of performance shares granted in 2014 that have vested after the applicable performance period will be determined using the definition of Adjusted EBITDA reported in the Company’s 2014 SEC filings.

The Compensation Committee also determined that, beginning with equity awards granted in 2015, each type of equity award will be eligible to continue to vest for a specified period following the executive’s “retirement,” defined as a voluntary termination of employment after having reached age 55 and achieved at least ten years of service. Performance shares granted at least six months prior to the executive’s retirement will be settled at the end of the performance period based on the Company’s actual performance and in an amount prorated based on the number of days in the relevant performance period prior to the executive’s retirement. RSUs granted at least six months prior to the executive’s retirement will continue to vest and be settled based on the original vesting schedule. Stock options granted at least six months prior to the executive’s retirement will continue to vest according to the original vesting schedule and will not expire until the earlier of (x) the expiration of the stock option in accordance with its original term or (y) five years from the date of the executive’s retirement. In all cases, awards that remain outstanding and eligible to vest following an executive’s retirement are subject to forfeiture if the executive violates specified restrictive covenants agreed to with the Company and described above.

Hilton Worldwide PROXY STATEMENT	31

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year (1)	Salary (2) ($)	Bonus ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)

Christopher J. Nassetta	2014	$1,142,201	—	$4,969,700	$1,199,997	$2,539,677	—	$50,639	$9,902,214
President & Chief Executive
Officer	2013	$850,000	—	—	—	$1,290,420	—	$121,622	$2,262,042

	2012	$850,000	—	—	—	$1,077,375	—	$114,330	$2,041,705

Kevin J. Jacobs	2014	$663,820	—	$1,490,884	$359,997	$843,364	—	$11,127	$3,369,192
Executive Vice President
and Chief Financial Officer	2013	$500,000	$278,312	—	—	$321,688	—	$10,824	$1,110,824

Ian R. Carter	2014	$698,077	—	$1,490,884	$359,997	$723,937	$60,482	$1,385	$3,334,762
Executive Vice President
and President, Development,	2013	$690,000	—	—	—	$505,287	$114,420	$264,468	$1,574,175
Architecture & Construction
	2012	$690,000	—	—	—	$493,488	$82,700	$239,452	$1,505,640

Mark D. Wang	2014	$623,654	—	$1,490,884	$359,997	$810,352	—	$11,409	$3,296,296
Executive Vice President
and President, Hilton	2013	$513,000	$15,754	—	—	$484,246	—	$11,204	$1,024,204
Grand Vacations
	2012	$508,500	$94,400	—	—	$405,600	—	$14,577	$1,023,077

Kristin A. Campbell	2014	$581,994	—	$1,242,425	$299,994	$728,276	—	$11,396	$2,864,085
Executive Vice President
and General Counsel	2013	$500,000	$38,562	—	—	$461,438	—	$11,096	$1,011,096
	2012	$500,000	$72,387	—	—	$427,613	—	$12,742	$1,012,742

(1)	Amounts for 2014 reflect the compensation decisions made in connection with and following our becoming a publicly traded company in December 2013.

(2)	Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s employee benefit plans.

(3)	Represents the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 21, “Share-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K.

Of the performance shares granted, 50% vest according to EBITDA CAGR and 50% vest accordingly to Relative TSR. The grant date fair value of the shares that vest according to EBITDA CAGR was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the EBITDA CAGR awards would be: Mr. Nassetta – $3,599,988; Mr. Jacobs – $1,079,988; Mr. Carter – $1,079,988; Mr. Wang – $1,079,988; and Ms. Campbell – $899,997.

As the shares that vest according to Relative TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

(4)	Amounts reported represent the aggregate increase in the actuarial present value of Mr. Carter’s accumulated benefit under the defined-present value of the retirement pension due based on assumptions described below. This value is the sum that would be payable should Mr. Carter choose to transfer his benefits from the U.K. Pension Plan in full as of December 31, 2014, 2013 and 2012. The key financial assumptions used in the calculation of the present value included discount rates of 4.5%, 5.4% and 4.5% for 2014, 2013 and 2012, respectively, CPI inflation of 1.95%, 2.20% and 1.15% for 2014, 2013 and 2012, respectively, and pension inflation of 1.5%, 1.6% and 1.2% for 2014, 2013 and 2012, respectively. The Company does not provide any of its executives with any above-market or preferential earnings on nonqualified deferred compensation.

32	PROXY STATEMENT Hilton Worldwide

(5)	All Other Compensation for 2014 includes:

Name	Company 401(k) Match ($)	Insurance Premiums (a) ($)	Personal Use of Company Aircraft (b) ($)	Executive Physical ($)	Reimbursements for Taxes Incurred for Specified Perquisites (c) ($)	Other (d) ($)	Total ($)
Christopher J. Nassetta	$10,400	$9,445	$6,231	$2,450	$12,827	$9,286	$50,639

Kevin J. Jacobs	$10,400	$727	—	—	—	—	$11,127

Ian R. Carter	—	$1,385	—	—	—	—	$1,385

Mark D. Wang	$10,400	$1,009	—	—	—	—	$11,409

Kristin A. Campbell	$10,400	$996	—	—	—	—	$11,396

(a)	Amounts represent the employer-paid premiums paid on behalf of our NEOs under our basic life insurance plan. The amount for Mr. Nassetta also reflects an employer-paid executive life insurance policy.

(b)	Amount reported reflects the incremental costs associated with guests accompanying Mr. Nassetta on the Company aircraft during the year ended December 31, 2014. For purposes of the Summary Compensation Table, we value the incremental cost associated with these accompanying guests by using a method that takes into account the variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as crew salaries, hangar storage costs and cost of maintenance not related to trips.

(c)	Amount reported reflects $5,740 of employer-paid taxes owed with respect to Mr. Nassetta’s personal use of the Company aircraft, $6,863 of employer-paid taxes owed in connection with his employer-paid executive life insurance policy and $224 of employer-paid taxes owed in connection with employer-paid expenses incurred at Company branded hotels while on personal travel.

(d)	Amount reported reflects employer-paid expenses incurred at Company-branded hotels while on personal travel.

Hilton Worldwide PROXY STATEMENT	33

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number or Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/sh)	Awards (3) ($)

Christopher J. Nassetta	Annual Cash Incentive	—	$40,909	$1,800,000	$3,600,000	—	—	—	—	—	—	—
	Performance Shares	2/19/14	—	—	—	83,604	167,208	334,416	—	—	—	$3,769,704
	RSUs	2/19/14	—	—	—	—	—	—	55,736	—	—	$1,199,996
	Stock Options	2/19/14	—	—	—	—	—	—	—	158,311	$21.53	$1,199,997

Kevin J. Jacobs	Annual Cash Incentive	—	$21,000	$700,000	$1,050,000	—	—	—	—	—	—	—
	Performance Shares	2/19/14	—	—	—	25,081	50,162	100,324	—	—	—	$1,130,902
	RSUs	2/19/14	—	—	—	—	—	—	16,720	—	—	$359,982
	Stock Options	2/19/14	—	—	—	—	—	—	—	47,493	$21.53	$359,997

Ian R. Carter	Annual Cash Incentive	—	$17,500	$700,000	$1,050,000	—	—	—	—	—	—	—
	Performance Shares	2/19/14	—	—	—	25,081	50,162	100,324	—	—	—	$1,130,902
	RSUs	2/19/14	—	—	—	—	—	—	16,720	—	—	$359,982
	Stock Options	2/19/14	—	—	—	—	—	—	—	47,493	$21.53	$359,997

Mark D. Wang	Annual Cash Incentive	—	$16,250	$650,000	$975,000	—	—	—	—	—	—	—
	Performance Shares	2/19/14	—	—	—	25,081	50,162	100,324	—	—	—	$1,130,902
	RSUs	2/19/14	—	—	—	—	—	—	16,720	—	—	$359,982
	Stock Options	2/19/14	—	—	—	—	—	—		47,493	$21.53	$359,997

Kristin A. Campbell	Annual Cash Incentive	—	$15,000	$600,000	$900,000	—	—	—	—	—	—	—
	Performance Shares	2/19/14	—	—	—	20,901	41,802	83,604	—	—	—	$942,426
	RSUs	2/19/14	—	—	—	—	—	—	13,934	—	—	$299,999
	Stock Options	2/19/14	—	—	—	—	—	—	—	39,577	$21.53	$299,994

(1)	Reflects the possible payouts of cash incentive compensation under the 2014 Annual Incentive Program. Amounts reported in the “Threshold” column assume that there is no payout under the financial component of the annual cash incentive program and that the NEO only earns the minimum payout for the one individual performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	As described in further detail under “Compensation Discussion and Analysis—2014 Executive Compensation Design and Decisions—Long-Term Incentive Awards,” the performance shares have a three-year performance period ending December 31, 2016 and vest, as to 50% of the awards, based on Relative TSR and, as to 50% of the award, based on EBITDA CAGR. Threshold assumes that 50% of the total performance shares awarded vest, and maximum assumes that 200% of the total performance shares awarded vest.

(3)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 21, “Share-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K.

The grant date fair value of the performance shares that vest according to EBITDA CAGR was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date and was determined to be for each of Messrs. Nassetta, Jacobs, Carter and Wang and Ms. Campbell, $1,799,994, $539,994, $539,994, $539,994 and $449,999, respectively. The grant date fair value of the performance shares that vest based on Relative TSR was determined to be for each of Messrs. Nassetta, Jacobs, Carter and Wang and Ms. Campbell, $1,969,710, $590,908, $590,908, $590,908 and $492,428, respectively.

34	PROXY STATEMENT Hilton Worldwide

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2014.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)

Christopher J. Nassetta	12/3/10	—	—	—	—	—	—	1,350,791(3) (4)	$35,242,137
	2/19/14	—	158,311	$21.53	2/19/24	55,736	$1,454,152	209,010(6)	$5,453,071(6)

Kevin J. Jacobs	12/3/10	—	—	—	—	—	—	57,534(3)	$1,501,062
	3/8/13	—	—	—	—	—	—	115,067(3)	$3,002,098
	2/19/14	—	47,493	$21.53	2/19/24	16,720	$436,225	62,703(6)	$1,635,921(6)

Ian R. Carter	12/3/10	—	—	—	—	—	—	357,285(3)	$9,321,566
	2/19/14	—	47,493	$21.53	2/19/24	16,720	$436,225	62,703(6)	$1,635,921(6)

Mark D. Wang	12/3/10	—	—	—	—	—	—	143,835(3)	$3,752,655
	2/19/14	—	47,493	$21.53	2/19/24	16,720	$436,225	62,703(6)	$1,635,921(6)

Kristin A. Campbell	6/27/11	—	—	—	—	—	—	86,301(3)	$2,251,593
	2/19/14	—	39,577	$21.53	2/19/24	13,934	$363,538	52,253(6)	$1,363,281(6)

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date. For additional information on vesting upon specified termination events or a change in control, see “Compensation Discussion and Analysis— 2014 Executive Compensation Design and Decisions—Long-Term Incentive Awards” and “Potential Payments Upon Termination or Change in Control.”

(2)	RSUs vest in two equal annual installments beginning on the first anniversary of the grant date. For additional information on vesting upon specified termination events or a change in control, see “Compensation Discussion and Analysis—2014 Executive Compensation Design and Decisions—Long-Term Incentive Awards” and “Potential Payments Upon Termination or Change in Control.”

(3)	Prior to our IPO, the long-term incentive compensation awarded to our NEOs primarily consisted of the opportunity to make investments in the profit interests of our prior ownership entity. In connection with the IPO, our executive officers, including our NEOs, surrendered their outstanding units (previously known as “Class B Units”) in exchange for shares of restricted stock. The shares of restricted stock received in this exchange were subject to the following vesting: (a) 40% vested as of the pricing date on December 11, 2013, (b) 40% vested on December 11, 2014 and (c) 20% will vest on the date Blackstone owns less than 50% of the Company (the “exit-vesting restricted stock”), contingent upon the executive’s continued employment through that date. Amounts reported reflect the exit-vesting restricted stock held as of fiscal year end. If the executive’s employment is terminated without cause, as a result of a constructive termination or due to disability or death, all exit-vesting restricted stock vests. The grant date associated with these shares reflects the original date the Class B Units were awarded.

(4)	Includes 406,760 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.

(5)	Amounts reported are based on the closing price of our common stock on the NYSE as of December 31, 2014 ($26.09) multiplied by the number of outstanding shares.

(6)	Includes the performance shares that vests according to EBITDA CAGR and Relative TSR. Based on the methodology used to calculate EBITDA CAGR, the achievement level in the first year of the three-year performance period was at maximum, therefore, the number and market value of shares that vest based on EBITDA CAGR have been reported in the table at maximum and are: for Mr. Nassetta 167,208 shares ($4,362,457); Mr. Jacobs 50,162 shares ($1,308,727); Mr. Carter 50,162 shares ($1,308,727); Mr. Wang 50,162 shares ($1,308,727); and Ms. Campbell 41,802 shares ($1,090,614). Based on the methodology used to calculate Relative TSR, the achievement level in the first year of the three-year performance period was below threshold, therefore, the number and market value of shares that vest based on Relative TSR have been reported in the table at threshold and are: for Mr. Nassetta 41,802 shares ($1,090,614); Mr. Jacobs 12,541 shares ($327,194); Mr. Carter 12,541 shares ($327,194); Mr. Wang 12,541 shares ($327,194); and Ms. Campbell 10,451 shares ($272,667). The actual numbers of shares that will be distributed with respect to these 2014 performance shares are not yet determinable.

Hilton Worldwide PROXY STATEMENT	35

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding shares that vested during 2014 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Christopher J. Nassetta	—	—	2,701,580	$70,943,491

Kevin J. Jacobs	—	—	345,201	$ 9,064,978

Ian R. Carter	—	—	714,566	$18,764,503

Mark D. Wang	—	—	287,667	$ 7,554,135

Kristin A. Campbell	—	—	172,600	$ 4,532,476

(1)	Represents the shares of restricted stock received in exchange for Class B Units at the time of the IPO, which vested on the one year anniversary of the pricing date of our IPO.

(2)	Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date.

2014 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Christopher J. Nassetta		—	—	—

Kevin J. Jacobs		—	—	—

Ian R. Carter	Hilton UK Pension Plan (2)	4	$546,991	—
	Hilton UK Hotels Employer –	3	$779,472	—
Finance Retirement Benefit (3)

Mark D. Wang		—	—	—

Kristin A. Campbell		—	—	—

(1)	The present value is calculated by the Trustee of the U.K. Pension Plan and represents the present value of the retirement pension due based on assumptions described below. This value is the sum that would be payable should Mr. Carter choose to transfer his benefits from the U.K. Pension Plan in full as of December 31, 2014. The key financial assumptions used in the calculation of the present value included discount rates of 4.5% and 5.4% for 2014 and 2013, respectively, CPI inflation of 1.95% and 2.20% for 2014 and 2013, respectively, and pension inflation of 1.5% and 1.6% for 2014 and 2013, respectively.

(2)	The U.K. Pension Plan is a defined benefit pension plan in the U.K., for which benefit payments are payable monthly from retirement age (age 60 in accordance with the terms of the plan). The pension value is determined based on years of service, final salary of active membership (final salary in the final year of the membership in the plan minus applicable restrictions of earning offsets) in the plan and an accrual ratio. The funds are invested through a trustee, who has full investment discretion. For Mr. Carter, the U.K. Pension Plan has been frozen since 2009, and neither the Company nor Mr. Carter has contributed to the plan since that time. The purpose of the U.K. Pension Plan is to provide a retirement benefit based on U.K. market practice. The U.K. Pension Plan does not provide special policies such as granting extra years of credited service, however, it provides tax advantages such as a tax relief on employee contributions and a tax-free cash payment at retirement.

(3)	The Supplemental U.K. Pension Plan is a supplement to the U.K. Pension Plan and provides an additional retirement benefit to top management of the Company in the U.K. Mr. Carter participated in the Supplemental U.K. Pension Plan from 2006 to 2009, after which the Company ceased contributing to the plan and the plan was frozen. The funds in the Supplemental U.K. Pension Plan have been invested based on Mr. Carter’s elected investment portfolio. The terms of the U.K. Pension Plan provide that funds be paid in lump sum upon retirement, or age 60 in accordance with the terms of the plan. The annual amount the Company contributed was calculated based on a percentage of Mr. Carter’s base salary above the annual earnings cap under the U.K. Pension Plan. The Supplemental U.K. Pension Plan does not provide any special tax treatment, and payment under this plan is triggered upon Mr. Carter’s retirement.

36	PROXY STATEMENT Hilton Worldwide

2014 NONQUALIFIED DEFERRED COMPENSATION

The Company offers to its executives, including all of the NEOs, the opportunity to participate in the EDCP. The table below provides information as of December 31, 2014, for those NEOs who chose to participate in the plan.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE (3) ($)

Christopher J. Nassetta	—	—	$11,286	—	$200,485

Kevin J. Jacobs	—	—	—	—	—

Ian R. Carter	—	—	—	—	—

Mark D. Wang	$55,656	—	$57,693	—	$1,079,736

Kristin A. Campbell	—	—	—	—	—

(1)	The amount in this column is included in the “Salary” column for 2014 in the “Summary Compensation Table.”

(2)	Amounts in this column are not reported as compensation for fiscal year 2014 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during 2014 ranged from (6.85)% to 26.01%.

(3)	Mr. Nassetta made no contributions during fiscal years 2012, 2013 or 2014 and, therefore, no amounts in this column have previously been reported in the “Summary Compensation Table.” Of the total in this column listed for Mr. Wang, $143,958 was previously reported in the “Summary Compensation Table.”

Pursuant to our EDCP, specified eligible employees, including our NEOs, may defer up to 100% of either or both their annual salary and bonus. Deferral elections are made by eligible employees in the calendar year preceding the year compensation is otherwise payable. Contributions to the EDCP consist solely of participants’ elective deferral contributions with no matching or other employer contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

NEOs may elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in his or her deferred compensation account before he otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, 5 years in the case of termination and 5 years for in-service distributions. In the event of a change in control, 100% of the value of the eligible employee’s deferred compensation account will be distributed.

Hilton Worldwide PROXY STATEMENT	37

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans, assuming (1) a termination of employment and/or (2) a change in control (CIC) occurred, in each case, on December 31, 2014. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the “2014 Pension Benefits” and the “2014 Nonqualified Deferred Compensation” tables above.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination (1) ($)	CIC Without Termination ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability (6) ($)
Christopher J. Nassetta
Cash Severance (1)	$8,970,000	—	$8,970,000	$1,800,000
Value of Accelerated Equity (2)	$35,242,137	$36,692,305	$38,868,356	$38,868,356
Continuation of Benefits (3)	$14,346	—	$14,346	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$184,615	—	$184,615	$184,615
Total Value of Benefits	$44,461,098	$36,692,305	$48,087,317	$40,852,971
Kevin J. Jacobs
Cash Severance (1)	$2,800,000	—	$2,800,000	$700,000
Value of Accelerated Equity (2)	$4,503,160	$4,938,207	$5,591,000	$5,591,000
Continuation of Benefits (3)	$6,744	—	$6,744	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$74,762	—	$74,762	$74,762
Total Value of Benefits	$7,434,666	$4,938,207	$8,522,506	$6,365,762
Ian R. Carter
Cash Severance (1)	$2,800,000	—	$2,800,000	$700,000
Value of Accelerated Equity (2)	$9,321,566	$9,756,613	$10,409,406	$10,409,406
Continuation of Benefits (3)	$13,500	—	$13,500	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$72,692	—	$72,692	$72,692
Total Value of Benefits	$12,257,758	$9,756,613	$13,345,598	$11,182,098
Mark D. Wang
Cash Severance (1)	$2,600,000	—	$2,600,000	$650,000
Value of Accelerated Equity (2)	$3,752,655	$4,187,702	$4,840,495	$4,840,495
Continuation of Benefits (3)	$9,026	—	$9,026	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$135,000	—	$135,000	$135,000
Total Value of Benefits	$6,546,681	$4,187,702	$7,634,521	$5,625,495
Kristin A. Campbell
Cash Severance (1)	$2,400,000	—	$2,400,000	$600,000
Value of Accelerated Equity (2)	$2,251,593	$2,614,135	$3,158,144	$3,158,144
Continuation of Benefits (3)	$7,887	—	$7,887	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$70,962	—	$70,962	$70,962
Total Value of Benefits	$4,780,442	$2,614,135	$5,686,993	$3,829,106

38	PROXY STATEMENT Hilton Worldwide

(1)	For purposes of the table above, a “qualifying termination” means (x) under the Severance Plan, a termination of employment either by the Company without “cause” or by the executive for “good reason,” each as defined in the Severance Plan, (y) under the Incentive Plan, a termination by the Company without “cause” as defined in the Incentive Plan, and (z) as to the exit-vesting restricted stock, a termination by the Company without “cause” or by the executive as a result of a “constructive termination” each as defined in the award agreement governing such shares. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control.

Under the Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to two times (2.99 in the case of Mr. Nassetta) the sum of the executive’s base salary and annual cash incentive award payable at target, each as in effect at date of termination.

If the employment of the NEO was terminated for death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus for the year ended December 31, 2014.

(2)	Amounts represent the value of the acceleration of any unvested performance, shares, RSUs, stock options and exit-vesting restricted stock, assuming the acceleration occurred on December 31, 2014 and based on the closing price of our common stock on the NYSE as of December 31, 2014 ($26.09).

•	Performance shares: If the NEO’s employment terminates as a result of death or disability during the performance period, a pro-rated portion of the performance shares will immediately vest at target levels, with such pro-ration based on the number of days in the performance period that have elapsed. Therefore, the amount reported under “Death or Disability” in the table reflects the value of the accelerated vesting of approximately one third of the number of performance shares awarded that would have vested for the January 1, 2014 through December 31, 2014 performance period based on target performance. Upon a change in control during the performance period, the performance shares will vest based on actual performance through the most recently completed fiscal quarter, or, if performance is unable to be calculated, at target. Therefore, the amounts reported under “CIC Without Termination” and “Qualifying Termination Within 12 Months Following CIC” reflect the value of the accelerated vesting of approximately one third of the number of performance shares awarded that would have vested for the January 1, 2014 through December 31, 2014 performance period based on (x) below threshold performance as to the shares that vest based on Relative TSR and (y) maximum performance as to the shares that vest based on EBITDA CAGR.

•	RSUs: If the NEO’s employment is terminated without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested RSUs will immediately vest. Therefore, amounts reported under “Qualifying Termination Within 12 Months Following CIC” and “Death or Disability” reflect the value of the accelerated vesting of all RSUs held as of December 31, 2014 (calculated by multiplying the number of RSUs by the closing price of $26.09 per share of common stock reported on the NYSE as of December 31, 2014).

•	Stock options: If the NEO’s employment terminates without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. Therefore, amounts reported under “Qualifying Termination Within 12 Months Following CIC” and “Death or Disability” in the table reflect the value of the accelerated vesting of all unvested stock options held as of December 31, 2014 (calculated by multiplying the “spread,” or difference between the exercise price and closing price of $26.09 per share of common stock reported on the NYSE as of December 31, 2014, by the number of shares).

•	Exit-vesting restricted stock: If the NEO’s employment is terminated (x) by the Company without cause, (y) by the executive as a result of a constructive termination or (z) as a result of death or disability, then all exit-vesting restricted stock will vest. In addition, upon a change in control in which Blackstone ceases to beneficially own more than 50% of our common stock, all of the executive’s exit-vesting restricted stock will vest. Therefore, amounts reported in each of the columns of the table above reflect the accelerated vesting of all exit-vesting restricted stock held as of December 31, 2014 multiplied by the closing price of $26.09 per share of common stock reported on the NYSE as of December 31, 2014.

(3)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination is entitled to receive life insurance coverage for a period of 12 months following the termination, payable in a lump sum. Amounts reported assume 2014 rates.

(4)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of twelve months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $50,000 for each NEO.

(5)	Amounts shown represent accrued but unused vacation days.

(6)	In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for one times their regular annual eligible wages at death. In addition, the Company has provided Mr. Nassetta with additional executive life insurance with a $10,500,000 death benefit. Therefore, if such benefits were triggered for the NEOs on December 31, 2014 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta ($12,428,000); Mr. Jacobs ($730,000); Mr. Carter ($1,391,000); Mr. Wang ($1,013,000); and Ms. Campbell ($1,000,000).

Hilton Worldwide PROXY STATEMENT	39

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

During the 2014 fiscal year, the members of the Compensation Committee were Messrs. Schreiber and Stein and Ms. McHale, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. Messrs. Schreiber and Stein are affiliates of Blackstone. During 2014, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board. We are parties to certain transactions with Blackstone described in the “Transactions with Related Persons” section of this Proxy Statement.

40	PROXY STATEMENT Hilton Worldwide

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 12, 2015 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

Principal Stockholder
Blackstone(1)	544,632,363	55.2%
Directors and Named Executive Officers:
Christopher J. Nassetta(2)(3)	8,094,006	*
Jonathan D. Gray(4)	544,937	*
Michael S. Chae(4)	6,359	*
Tyler S. Henritze(4)	—	—
Judith A. McHale	2,166	*
John G. Schreiber(5)	—	—
Elizabeth A. Smith	2,166	*
Douglas M. Steenland	2,166	*
William J. Stein(4)	61,443	*
Kevin J. Jacobs(3)	670,721	*
Ian R. Carter(3)	1,717,789	*
Mark D. Wang(3)	686,467	*
Kristin A. Campbell(3)	516,713	*
Directors and executive officers as a group (16 persons)(6)	13,549,431	1.4%

*	Represents less than 1%.

(1)	As reported in a Schedule 13G/A filed on February 17, 2015, reflects 383,603,683 shares of common stock directly held by HLT Holdco III LLC, 94,650,659 shares of common stock directly held by HLT Holdco II LLC, 47,611,887 shares of common stock directly held by HLT BREP VI.TE.2 Holdco LLC, 1,674,976 shares of common stock directly held by HLT BREH VI Holdco LLC, 282,279 shares of common stock directly held by HLT BREH Intl II Holdco LLC, 16,472,893 shares of common stock directly held by HLT A23 Holdco LLC and 98,556 shares of common stock directly held by HLT A23 BREH VI Holdco LLC (together, the “Blackstone Funds”). The sole member of HLT Holdco III LLC is HLT Holdco II LLC. The sole member of HLT Holdco II LLC is HLT Holdco LLC.

The sole member of HLT Holdco LLC is BH Hotels Holdco LLC (“BH Hotels”). The managing members of BH Hotels are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT A23 Holdco LLC is Blackstone A23 Holdings LLC. The managing members of Blackstone A23 Holdings LLC are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The sole member of HLT A23 BREH VI Holdco LLC is Blackstone Real Estate Holdings VI L.P.

The sole member of HLT BREH Intl II Holdco LLC is HLT BREH Intl II Holdings Holdco LLC. The controlling member of HLT BREH Intl II Holdings Holdco LLC is Blackstone Real Estate Holdings International II-Q L.P. The general partner of Blackstone Real Estate Holdings International II-Q L.P. is Blackstone Real Estate International II-Q GP L.P. The general partner of Blackstone Real Estate International II-Q GP L.P. is Blackstone Real Estate International II-Q GP L.L.C. The sole member of Blackstone Real Estate International II-Q GP L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREP VI.TE.2 Holdco LLC is Blackstone Real Estate Partners VI.TE.2 L.P. The general partner of Blackstone Real Estate Partners VI.TE.2 L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREH VI Holdco LLC is HLT BREH VI Holdings Holdco LLC. The controlling member of HLT BREH VI Holdings Holdco LLC is Blackstone Real Estate Holdings VI L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Blackstone Funds to the extent they directly hold securities reported herein) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. Also reflects 237,430 shares of common stock directly owned by Mr. Schwarzman. Such shares are expected to be transferred on Mr. Schwarzman’s behalf to a private foundation or other charitable organization on or after April 3, 2015. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As of November 10, 2014, Blackstone entities have pledged, hypothecated or granted security interests in approximately 543.6 million shares of our common stock pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of common stock pledged to them and may seek recourse against the borrower.

(2)	Includes 2,033,800 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.

(3)	Includes shares underlying vested options as follows: Mr. Nassetta: 52,242; Mr. Jacobs: 15,672; Mr. Carter: 15,672; Mr. Wang: 15,672; and Ms. Campbell: 13,060. Also includes unvested shares of performance-vesting restricted stock, a portion of which may be forfeited at the end of the performance period based on the achievement of the applicable performance criteria, as follows: Mr. Nassetta: 275,308; Mr. Jacobs: 89,584; Mr. Carter: 81,018; Mr. Wang: 81,018; and Ms. Campbell: 67,516.

(4)	Messrs. Gray, Chae, Henritze and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone. Shares beneficially owned by Messrs. Gray, Chae and Stein are expected to be transferred on each of their respective behalf to a private foundation or other charitable organization on or after April 3, 2015.

(5)	Mr. Schreiber is a partner and co-founder of Blackstone Real Estate Advisors, which is affiliated with Blackstone. Mr. Schreiber disclaims beneficial ownership of the shares beneficially owned by Blackstone.

(6)	Includes 139,090 shares underlying vested options held by our executive officers, 732,852 unvested shares of performance-vesting restricted stock, a portion of which may be forfeited at the end of the performance period based on the achievement of the applicable performance criteria, and 606 shares held by the spouse of one of our executive officers as to which such executive officer may be deemed to have beneficial ownership.

Hilton Worldwide PROXY STATEMENT	41

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, except for one transaction Mr. Diskin reported late due to administrative error, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2014.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock that is listed on the NYSE. Our related person policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock, including our Sponsor) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

STOCKHOLDERS’ AGREEMENT

In connection with the IPO, we entered into a stockholders’ agreement with Blackstone. This agreement requires us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, each a “Sponsor Director,” such that, upon the election of each such individual and each other individual nominated by or at the direction of our Board or a duly-authorized committee of the Board, as a director of our company, the number of Sponsor Directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our Board of Directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our Board of Directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our Board of Directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our Board of Directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our Board of Directors. For so long as the stockholders’ agreement remains in effect, Sponsor Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the removal or resignation of a Sponsor Director, the stockholders’ agreement requires us to nominate an individual designated by our Sponsor for election to fill the vacancy.

The above-described provisions of the stockholders’ agreement will remain in effect until our Sponsor is no longer entitled to nominate a Sponsor Director pursuant to the stockholders’ agreement, unless our Sponsor requests that they terminate at an earlier date.

42	PROXY STATEMENT Hilton Worldwide

REGISTRATION RIGHTS AGREEMENT

In connection with the IPO, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

INDEMNIFICATION AGREEMENTS

During 2013, we entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

MANAGEMENT, FRANCHISE AND TIMESHARE PRODUCTS AND SERVICES

Affiliates of Blackstone directly and indirectly own hotels that we currently manage or franchise, or that we may manage or franchise in the future, and receive fees in connection with those management and franchise agreements. We recognized management and franchise fee revenue of $60 million for the year ended December 31, 2014 related to these hotels. We recognized reimbursements and reimbursable costs for these hotels, primarily related to payroll and marketing expenses, of $293 million for the year ended December 31, 2014. As of December 31, 2014, we had accounts receivable due from these hotels related to these management and franchise fees and reimbursements of $52 million. In addition, in certain cases, we incur costs to acquire management and franchise contracts with hotels owned by affiliates of Blackstone. We incurred acquisition costs of $7 million for the year ended December 31, 2014.

We also may enter into arrangements with affiliates of Blackstone which may involve, among other things, our sale of certain owned properties to affiliates of Blackstone for their development into timeshare properties and our selling and marketing related timeshare intervals and providing management and other services to operate the homeowners’ associations, rental programs, resort recreational programs and retail outlets at these properties. In April 2014, we completed the sale of certain land and easement rights at our Hilton Hawaiian Village property to an affiliate of Blackstone in connection with a timeshare project for a total purchase price of approximately $37 million.

PRODUCTS AND SERVICES

From time to time, we have purchased products and services from entities affiliated with or owned by Blackstone. Entities affiliated with Travelport Limited (“Travelport”), in which certain affiliates of Blackstone have an interest, provide computerized reservations and ticketing and other services to travel agencies and others in the travel industry. We are party to a hotel reservations sales agreement with Travelport whereby we agree to pay specified fees per hotel booking and to purchase certain advertising services. Our payments for services from Travelport totaled $24 million for the fiscal year ended December 31, 2014.

We regularly negotiate arrangements with third-party providers to secure competitive pricing and timely delivery of goods and services. In certain negotiated instances, these arrangements may permit hotels that we own, manage or franchise, as well as hotels controlled by affiliates of Blackstone, to elect whether or not to contract with such third-party providers on the terms we negotiated.

SERVICE CONTRACT GUARANTEES

In 2010, in connection with the settlement of a lawsuit, we entered into a guarantee that requires us to pay any shortfalls under certain service contracts that affiliates of our Sponsor entered into with the plaintiff. The initial maximum exposure under the guarantee was $75 million, which has subsequently been reduced to approximately $33 million as of December 31, 2014 as a result of the plaintiff’s receipt of payments from the counterparties of such service contracts.

Hilton Worldwide PROXY STATEMENT	43

REAL ESTATE ACQUISITIONS

In February 2015, the Company acquired the following properties:

•	the resort complex consisting of the Waldorf Astoria Orlando and the Hilton Bonnet Creek in Orlando, Florida;

•	the Casa Marina Resort in Key West, Florida;

•	the Reach Resort in Key West, Florida; and

•	the Parc 55 hotel in San Francisco, California,

for a total of approximately $1.76 billion, including $450 million of assumed debt (collectively, the “Hilton Acquisitions”) from certain sellers, including affiliates of Blackstone. The parties to the documents governing the Hilton Acquisitions made customary representations and warranties in the purchase and sale agreements and, subject to specified limitations, agreed to indemnify each other against certain claims and losses. The Company used proceeds from the sale of the Waldorf Astoria New York to fund the Hilton Acquisitions as part of a tax deferred exchange of real property under Internal Revenue Code Section 1031.

OTHER RELATIONSHIPS

Blackstone Advisory Partners L.P., an affiliate of Blackstone, received aggregate compensation of approximately $3 million for providing certain financial consulting fees in connection with the public offerings of our common stock by certain stockholders in June and November 2014.

In connection with the pledge of shares of our stock by affiliates of Blackstone in connection with a margin loan agreement, as described in “Ownership of Securities,” we have delivered letter agreements to the lenders under such margin loan agreement in which we have, among other things, agreed, subject to applicable law and stock exchange rules, not to take any actions that are intended to materially hinder or delay the exercise of any remedies by the lenders under the loan documents.

Mr. Diskin’s spouse is employed by the Company in a non-executive role as Director of Development Marketing. During the year ended December 31, 2014, the Company paid aggregate compensation to Mr. Diskin’s spouse in the amount of $184,897. The compensation was consistent with compensation paid to other employees holding a similar position and consisted of salary, bonus, a restricted stock unit grant and matching contributions to the Company-sponsored 401(k) plan.

STOCKHOLDER PROPOSALS

FOR THE 2016 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2016 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2016 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Secretary on or before November 26, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2016, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2016, such a proposal must be received on or after January 7, 2016, but not later than February 6, 2016. In the event that the date of the Annual Meeting of Stockholders to be held in 2016 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2016 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2016 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

44	PROXY STATEMENT Hilton Worldwide

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Kristin A. Campbell

Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.hiltonworldwide.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

Hilton Worldwide PROXY STATEMENT	45

Hilton Worldwide

7930 Jones Branch Drive

McLean, Virginia 22102

www.hiltonworldwide.com

HILTON WORLDWIDE HOLDINGS INC. 7930 JONES BRANCH DRIVE

SUITE 1100 MCLEAN, VA 22102

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86921-P62464 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HILTON WORLDWIDE HOLDINGS INC.

For

Withhold For All

To withhold authority to vote for any individual

All

All Except

nominee(s), mark “For All Except” and write the

The Board of Directors recommends you vote FOR

number(s) of the nominee(s) on the line below. the following:

1. Election of Directors

Nominees:

01) Christopher J. Nassetta

02) Jonathan D. Gray

03) Michael S. Chae

04) Tyler S. Henritze

05) Judith A. McHale

06) John G. Schreiber

07) Elizabeth A. Smith

08) Douglas M. Steenland

09) William J. Stein

The Board of Directors recommends you vote FOR the following proposals:

For

Against

Abstain

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

3. To approve, by non-binding vote, compensation paid to the Company’s named executive officers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes

No

Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s). When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. If a corporation or partnership, please sign in full corporate or partnership nameby authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M86922-P62464

HILTON WORLDWIDE HOLDINGS INC.

Annual Meeting of Stockholders

May 6, 2015 10:00 A.M., Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs and Kristin A. Campbell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 6, 2015 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side